Exhibit 99.2

Public Accounts 2023-24 Volume 1 Summary Financial Statements

2023-24 Public Accounts of Saskatchewan Volume 1

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis
7	Highlights
12	Assessment of Fiscal Health
17	Details
38	Risks and Uncertainties

Summary Financial Statements
41	Responsibility for the Summary Financial Statements
43	Independent Auditor’s Report
47	Statement of Financial Position
48	Statement of Operations
49	Statement of Accumulated Operating Deficit
49	Statement of Accumulated Remeasurement Gains and Losses
50	Statement of Change in Net Debt
51	Statement of Cash Flow
52	Notes to the Financial Statements

Schedules to the Financial Statements
67	Accounts Receivable
67	Loans Receivable
68	Investment in Government Business Enterprises
70	Sinking Fund Investments
72	Portfolio Investments
73	Accounts Payable and Accrued Liabilities
74	Unearned Revenue
75	Pension Liabilities
76	Public Debt
78	Obligations Under Long-Term Financing Arrangements
79	Other Liabilities
80	Tangible Capital Assets
81	Inventories Held for Consumption
82	Revenue
83	Expense by Object
83	Financing Charges
84	Segmented Reporting
86	Supplemental Cash Flow Information
87	Government Reporting Entity

90	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan

June 2024

To His Honour

The Honourable Russell B. Mirasty

Lieutenant Governor of Saskatchewan

Your Honour:

I have the honour to submit Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2024.

Respectfully submitted,

DONNA HARPAUER
Deputy Premier and
Minister of Finance

Regina, Saskatchewan

June 2024

The Honourable Donna Harpauer

Deputy Premier and

Minister of Finance

We have the honour to present Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2024.

Respectfully submitted,

MAX HENDRICKS	CHRIS BAYDA
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan Public Accounts 2023-24	3

Introduction to the Public Accounts

Introduction to the Public Accounts

The 2023-24 Public Accounts of the Government of Saskatchewan (the Government) are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes. The Government is responsible for the integrity and objectivity of the information presented in these two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s Summary Financial Statements with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis. The information in the financial statement discussion and analysis should be read in conjunction with the Summary Financial Statements.

Summary Financial Statements provide an accounting of the full nature and extent of the financial affairs and resources of the Government. This includes the financial results of the General Revenue Fund, Crown corporations, boards and other entities controlled by the Government. A listing of all entities controlled by the Government, collectively referred to as the government reporting entity, is provided in schedule 19 of the Summary Financial Statements.

Volume 2

Volume 2 contains the following unaudited financial information:

•	General Revenue Fund schedules and details;

•	General Revenue Fund capital asset acquisitions schedule and details;

•	revolving fund expenditure details;

•	summary listing of payees who provided goods and services and capital assets of $50,000 or more to the General Revenue Fund and revolving funds during the fiscal year;

•	assets, liabilities and residual balances of pension plans and trust funds administered by the Government;

•	remissions of taxes and fees; and

•	road-use fuel tax accountability revenues and expenditures.

The Public Accounts, including the Compendiums, are available on the Government of Saskatchewan’s website.

The Compendium of Financial Statements contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

The Compendium of Payee Details contains the payee details of all Summary Financial Statement entities, except Crown Investments Corporation of Saskatchewan and its subsidiaries.

In addition, the financial statements and payee details of Crown corporations and wholly-owned subsidiaries that are accountable to the Crown Investments Corporation of Saskatchewan (CIC) Board can be found on CIC’s website.

4	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Highlights

Introduction

The Financial Statement Discussion and Analysis (FSD&A) provides an overview of the Government’s financial performance and information to report on the Government’s accountability for the resources entrusted to it. The FSD&A is intended to assist users of the Summary Financial Statements (SFS) in their assessment of the Government’s fiscal health. The Government is responsible for the integrity and objectivity of this discussion and analysis.

This information should be read in conjunction with the SFS which include the financial activities of all government-controlled entities, collectively referred to as the government reporting entity. A complete listing of the public sector entities included in the government reporting entity is provided in schedule 19 of the SFS.

Financial Results

In 2023-24, the Government reports an operating surplus of $182 million, $1.40 billion less than the operating surplus reported in the prior year and $835 million less than the budgeted surplus. Significant decreases in non-renewable resources revenue combined with higher crop insurance payments when compared to the prior year and budget contribute to the Government’s diminished fiscal results for the year.

Overall revenue is greater than both the prior year and budget with a $398 million and $1.32 billion increase over the prior year and budget respectively. Revenue increased across all sources except for non-renewable resources, with significant increases in taxation and other own-source revenues primarily from greater-than-expected taxpayer assessments and revenue from the expanded Output-Based Performance Standards.

Total expense is higher than both the prior year and budget with a $1.80 billion and $2.15 billion increase over the prior year and budget respectively. Agriculture expense saw the most notable increase as continued drought conditions in some areas of the province resulted in higher crop insurance payouts. Additionally, health expense was higher as a result of increased demand for medical and support services.

The Government continues to invest in infrastructure, with significant investment in electricity generation, transmission and distribution assets, communication networks and other investments. The $3.16 billion capital investment during 2024 was used to replace aging infrastructure and invest in capital projects to meet the demand resulting from growth and to improve safety.

The Government’s overall financial position as at March 31, 2024 is an accumulated deficit of $1.12 billion.

Government of Saskatchewan Public Accounts 2023-24	7

Financial Statement Discussion and Analysis

Highlights

At a Glance

Financial Results

(millions of dollars)

				Increase (Decrease)
	2024		2023	from
	Budget	Actual	Actual	Budget	2023 Actual
Revenue	19,678	20,993	20,595	1,315	398
Expense	18,660	20,811	19,014	2,151	1,797

Operating Surplus	1,018	182	1,581	(835)	(1,399)

Net Debt	(13,758)	(14,347)	(14,598)	588	(251)

Accumulated Deficit[1]	(549)	(1,124)	(1,604)	575	(480)

[1] Comprised of:
Accumulated operating deficit	(549)	(1,416)	(1,771)	866	(355)
Accumulated remeasurement gains	—	292	167	292	125

Accumulated Deficit	(549)	(1,124)	(1,604)	575	(480)

Totals may not add due to rounding.

8	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Highlights

Operating Surplus (Deficit)

The operating surplus (deficit) represents the amount by which revenue exceeds expense (expense exceeds revenue) for the fiscal period.

Operating Surplus (Deficit)

The 2024 SFS report an operating surplus of $182 million, a $1.40 billion decline from the $1.58 billion surplus reported in the previous year. The year-over-year decline in operating results is mainly attributable to a significant increase in overall expenses partially offset by a small increase in overall revenue. Notable increases in expenses include the agriculture, health and education themes. There is an increase in all revenue categories except non-renewable resources revenue, which experienced a significant decline.

Compared to the budget, the operating surplus is $835 million less than expected. The decline from budget is mainly attributable to higher-than-budgeted expenses partially offset by higher-than-budgeted revenue. All expense themes exceed budget. All revenue categories are greater-than-budget except for non-renewable resources.

(millions of dollars)

Accumulated (Deficit) Surplus

An accumulated (deficit) surplus represents a government’s reported net economic (shortfall) resources. An accumulated (deficit) surplus indicates that a government (requires) has additional resources to provide future services.

Accumulated (Deficit) Surplus

At March 31, 2024, the Government reported an accumulated deficit of $1.12 billion, an improvement of $480 million over the previous year’s accumulated deficit. This improvement is largely due to the operating surplus and an adjustment to opening accumulated deficit for the impact of adopting new accounting standards.

The accumulated deficit is $575 million higher than budgeted mainly due to the lower-than-budgeted operating surplus.

(billions of dollars)
* Beginning in 2023, accumulated (deficit) surplus includes accumulated remeasurement gains (losses).

Government of Saskatchewan Public Accounts 2023-24	9

Financial Statement Discussion and Analysis

Highlights

Net Debt

Net debt provides a measure of the future revenue that is required to pay for past transactions and events.

Net Debt

The net debt at March 31, 2024 is $14.35 billion, an improvement of $251 million over the prior year. This year-over-year improvement is primarily due to the operating surplus, net remeasurement gains and an adjustment to the opening accumulated deficit for the impact of adopting new accounting standards.

Net debt is $588 million greater than budgeted, primarily due to the lower-than-expected surplus reported in the current year.

(billions of dollars)

The net debt of the SFS is:

•	the accumulated (deficit) surplus, representing the sum of all current and prior years’ operating results and accumulated remeasurements; and

•	the investment in non-financial assets, primarily representing the Government’s investment in highways and facilities to deliver health and educational services.

Net Debt Components

(millions of dollars)

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Accumulated (deficit) surplus	3,074	1,495	372	176	155	(191)	(1,368)	(2,832)	(1,604)	(1,124)
Investment in non-financial assets	(8,626)	(9,394)	(10,564)	(11,464)	(11,984)	(12,098)	(12,315)	(12,656)	(12,994)	(13,223)

Net Debt	(5,552)	(7,899)	(10,192)	(11,288)	(11,829)	(12,289)	(13,683)	(15,488)	(14,598)	(14,347)

Totals may not add due to rounding

10	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Highlights

Investment in Infrastructure

The Government invests in infrastructure by:

•	investing in government-owned capital; and

•	providing transfers to third parties, including municipalities and universities, for capital purposes.

Investment in Infrastructure

During 2023-24, the Government invested $3.16 billion in government-owned infrastructure: $1.88 billion for Government Business Enterprises (GBEs) to build new and maintain existing infrastructure and $1.28 billion to meet the capital requirements of government service organizations (GSOs). In addition, $516 million was provided to third parties to fund their capital needs.

Investment in government-owned infrastructure is up from the average of the previous nine years of $2.69 billion and is $89 million less than budget.

(billions of dollars)

Credit Rating

Credit Ratings – March 2024

Rating Agency[1]
Jurisdiction	Moody’s Ratings	S&P Global Ratings	Morningstar DBRS
British Columbia	Aaa	AA (neg)	AA (high)
Alberta	Aa2	AA-	AA
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3 (pos)	A+ (pos)	AA (low) (pos)
Quebec	Aa2	AA-	AA (low)
New Brunswick	Aa2 (pos)	A+ (pos)	A (high)
Nova Scotia	Aa2	AA-	A (high)
Prince Edward Island	Aa2	A (pos)	A
Newfoundland & Labrador	A1	A	A

Ratings reflect the latest credit ratings available at March 31, 2024.

[1]

The rating agencies assign letter ratings to borrowers. The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A. The ‘1’ , ‘2’ , ‘3’ , ‘high’ , ‘low’ , ‘-’ , and ‘+’ modifiers show relative standing within the major categories with (pos)/(neg) representing a positive/negative outlook or trend. For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

The Government obtains a credit rating from the three major credit rating agencies: Moody’s Ratings; S&P Global Ratings; and Morningstar DBRS. Overall, Saskatchewa’s credit rating from the three major credit rating agencies ranks second highest among the Canadian provinces.

Government of Saskatchewan Public Accounts 2023-24	11

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

A government’s fiscal management can be gauged through an assessment of its fiscal health in the context of the overall economic and financial environment. Fiscal health describes a government’s ability to meet its existing financial obligation with respect to its service commitments to the public and its financial commitments to creditors, employees and others. The assessment of the Government’s fiscal health considers sustainability, flexibility and vulnerability on the basis of the following indicators:

Sustainability

•	Accumulated (deficit) surplus to the Province’s gross domestic product (GDP)

•	Net debt to the Province’s GDP

•	Net debt to total revenue

•	Net debt per capita

Flexibility

•	Financing charges to total revenue

•	Own-source revenue to the Province’s GDP

Vulnerability

•	Non-renewable resources revenue to total expense

•	Transfers from the federal government to total revenue

•	Foreign currency debt to net debt

Sustainability

Sustainability is the degree to which a government can maintain its existing level of spending and meet its existing debt obligations.

Accumulated (Deficit) Surplus to the Province’s GDP	The decrease in this ratio from 2015 to 2017 was mainly a result of market-driven variables, such as low oil prices. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability and cost control measures introduced in the 2017-18 Budget. A decline in this ratio in 2021 and 2022 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy. In 2022, record drought-related crop insurance claim payouts further adversely impacted the accumulated deficit. The improvement in the ratio in 2023 was the combination of growth in the GDP due to a strengthening provincial economy and a significant decrease in the accumulated deficit, largely due to the operating surplus. The slight improvement in the ratio for 2024 is mainly a result of the reduction in the accumulated deficit, largely due to the operating surplus, net remeasurement gains and the adoption of new accounting standards.

(per cent)

The accumulated (deficit) surplus measures the sum of all current and prior years’ operating results and accumulated remeasurements. GDP is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy. GDP reflects the latest figures available for the current and prior years based on data produced by Statistics Canada. The indicator takes a long-term view of government finances. The trend of accumulated (deficit) surplus as a percentage of GDP indicates whether the accumulated (deficit) surplus is changing faster or slower than the growth or decline in the economy and provides insight into the Government’s fiscal strategy in the context of the economy.

12	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt to the Province’s GDP	The rise in this ratio from 2015 to 2017 was mainly a result of market-driven variables, such as low oil prices, together with the Government’s continued investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflected the revenue stability measures introduced in the 2017-18 Budget and a strengthening provincial economy. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy. The ratio stabilized in 2022 as an overall improvement in the economy and a corresponding growth in GDP was offset by an increase in net debt. A decline in the ratio in 2023 was a result of a continued strengthening of the economy, the corresponding GDP growth and a reduction in net debt primarily due to the operating surplus. The ratio in 2024 reflects economic stability with a relatively unchanged GDP.

(per cent)

Net debt is the difference between a government’s financial assets and liabilities and represents the future revenue that is required to pay for past transactions and events. Net debt as a percentage of the Province’s GDP provides a measure of the level of financial demands placed on the economy by the Government’s spending and taxation policies. A lower net debt to GDP ratio is desired and indicates higher sustainability.

Net Debt to Total Revenue	Over the last 10 years, the Government’s net debt as a percentage of total revenue has increased. The fall in revenue, tied to low oil and potash prices in 2016 and 2017, resulted in an upward trend. Responsible spending, efforts to reduce reliance on non-renewable resource revenues as well as more favourable non-renewable resource revenues slowed this upward trend from 2018 to 2020. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting both net debt and total revenue. Decreases in this ratio from 2022 to 2024 are primarily due to an overall improvement in the economy resulting in an increase in total revenue and decreases in net debt over the same period. 2024 shows a smaller decrease in the ratio due to relatively lower non-renewable resource revenues.

(per cent)

Another measure of a government’s sustainability is net debt as a percentage of total revenue. Net debt provides a measure of the future revenue that is required to pay for past transactions and events. A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

Government of Saskatchewan Public Accounts 2023-24	13

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt per Capita	The overall increase in this ratio over the previous 10 years is the result of an increase in net debt that exceeds the growth in the Province’s population over the same period. The increase from 2015 to 2017 was mainly a result of market-driven variables, such as low oil prices, together with the Government’s investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflected the revenue stability measures in place and a strengthening provincial economy. A rise in this ratio in 2021 was primarily due to the adverse effects of the COVID-19 pandemic. A further increase in this ratio in 2022 primarily reflected record drought-related crop insurance claims. A decrease in the ratio in 2023 was due to the decrease in net debt resulting from a continued strengthening of the economy, with increases in non-renewable resources and taxation revenues and a decrease from the prior year record high crop insurance payouts. The ratio remains relatively constant in 2024.

(thousands of dollars)

Figures are based on Statistics Canada first quarter estimates representing the population at January 1 of each year.

Net debt per capita represents the net debt attributable to each Saskatchewan resident. A rise in this ratio indicates the debt burden per resident has grown.

Flexibility

Flexibility is the extent to which a government has room to maneuver in terms of increasing its debt or tax burden on the economy.

Financing Charges to Total Revenue	Between 2015 and 2020 this ratio was relatively consistent. A rise in this ratio in 2021 was due to both an increase in interest costs tied to COVID-related borrowing and a decrease in total revenue tied to the adverse impact of the COVID-19 pandemic on the provincial economy. In 2022, this ratio returned to pre-pandemic levels with an increase in total revenue relative to the increase in financing charges and has since remained consistent. In 2024, the Government spent approximately 4.0 cents of each dollar of revenue on financing charges.

(per cent)

A financing charges to total revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay financing charges and therefore is not available to pay for essential public services and programs. A lower ratio means that there is more money available to provide government services.

14	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Flexibility (continued)

Own-Source Revenue to the Province’s GDP	Own-source revenue as a percentage of GDP remained relatively constant between 2015 and 2021 indicating the Government had not significantly changed its demands on the provincial economy over that time. In 2022, the significant increase in own-source revenue, largely from insurance, relative to the Province’s GDP growth pushed this ratio up, decreasing the Government’s flexibility to increase own-source revenue without impacting the economy. In 2023, the ratio declined with increases in own-source revenue and a decline in the Province’s GDP. In 2024 the ratio remains relatively constant, as decreased non-renewable resource revenues were offset by increases in all other categories of own-source revenue.

(per cent)

This ratio measures the extent to which the Government is taking income out of the provincial economy, through taxation, non-renewable resources revenue or user fees. An increase in this ratio indicates that the Government’s own-source revenue is growing faster than the economy, reducing the Government’s flexibility to increase revenue without slowing the growth of the provincial economy.

Vulnerability

Vulnerability is the extent to which a government is dependent on, or exposed to, risks associated with sources of funding outside its control.

Non-Renewable Resources Revenue to Total Expense

In Saskatchewan, non-renewable resources revenue is an important but volatile source of revenue.

A decline in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on the economy and government operations. In 2022 and 2023, this ratio increased significantly due to an overall improvement in the economy and a corresponding increase in all categories of non-renewable resources revenue, with the largest increases in potash, oil and gas and resource surcharges combined with reduced expenses. In 2024 there is a significant decline in non-renewable resources revenue, mainly from potash sales and oil and gas surcharges. The decreased ratio indicates the Government was less reliant on non-renewable resources to fund expenses.

(per cent)

Non-renewable resources revenue is affected by price and sales factors that are beyond a government’s direct control. Non-renewable resources revenue as a percentage of total expense is therefore an indicator of how vulnerable the Province is as a result of its dependence on non-renewable resources revenue to fund its expenses.

Government of Saskatchewan Public Accounts 2023-24	15

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Vulnerability (continued)

Transfers from the Federal Government to Total Revenue	In 2024, 17.3 per cent of the Government’s revenue came from the federal government with the remainder coming from Saskatchewan sources. Between 2015 and 2020, the Government’s ability to fund essential programs and services from own-source revenue remained fairly stable with the exception of significant one-time infrastructure transfers from the federal government received in 2017. An increase in this ratio in 2021 was primarily due to the adverse impact of the COVID-19 pandemic on the economy and the resulting support received from the federal government. In 2022 and 2023, the decrease in this ratio was primarily due to increases in own-source revenue, mainly from non-renewable resources and taxation outpacing increases in transfers from the federal government. For 2023, the ratio returned to pre-pandemic levels and remains relatively constant through 2024.

(per cent)

The Government does not control the amount of federal transfers that it receives each year. Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenue. Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

Foreign Currency Debt to Net Debt

The ratio of foreign currency debt to net debt is an indicator of the degree of vulnerability a government has to currency rate fluctuations. Where the Government holds debt that is issued in foreign currencies it uses cross-currency swaps, a hedging strategy, to effectively convert this debt to Canadian dollar debt. At March 31, 2024, this ratio is nil due to the Government’s hedging strategies. Over the last 10 years, exposure to currency rate fluctuations on foreign currency debt has been minimal. Decreasing this exposure through the use of hedging activities mitigates the risk of debt and financing charges changing due to changes in foreign currency rates.

16	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue

Total revenue is $20.99 billion in 2024, 17.3 per cent of which represents transfers from the federal government, with the remaining 82.7 per cent being own-source revenue.

Revenue by Source – 2024 ($20.99 billion)
(per cent)

Revenue by Source – Percentage of Total Revenue

(per cent)

*   In 2024, key components of “other own-source revenue” include fees (7%), insurance (2%), Output-Based Performance Standards (2%), investment income (1%) and transfers from other governments (1%).

Government of Saskatchewan Public Accounts 2023-24	17

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Revenue by Source – Comparison to Budget and Prior Year	Total revenue of $20.99 billion in 2024 represents year-over-year and actual-to-budget increases of $398 million, or 1.9 per cent, and $1.32 billion, or 6.7 per cent, respectively. As compared to prior year and budget, there are increases in all revenue sources except non-renewable resources, for which a significant decline is reported.

(billions of dollars)

*   In 2024 Actual, key components of “other own-source revenue” include fees ($1.47 billion), insurance ($498 million), Output-Based Performance Standards ($459 million), investment ($268 million) and transfers from other governments ($85 million).

18	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Taxation Revenue – Comparison to Budget and Prior Year	Taxation revenue is $10.65 billion in 2024, an increase of $840 million, or 8.6 per cent, over 2023 and $1.02 billion, or 10.6 per cent, over budget. These are largely due to increases in corporation income, individual income and provincial sales taxes.
(billions of dollars) * In 2024 Actual, key components of “other” include fuel ($475 million) and tobacco ($145 million).

Individual income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in taxable income due to high compensation growth.

This increase is partially offset by:

•	a reduction in prior-year assessments that resulted in lower payments in the current year.

Provincial sales tax

The year-over-year and actual-to-budget increases are primarily due to:

•	a continuation of growth in the Saskatchewan economy, particularly in the construction, retail, service and motor/recreational vehicle sectors; and

•	inflation and population growth.

Corporation income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	greater-than-expected 2022 taxpayer assessments resulting in a significantly higher positive prior year adjustment than reported in 2023; and

•	improved corporate profitability in 2023.

Property tax

The year-over-year increase is primarily due to:

•	growth in assessments.

The actual-to-budget decrease is primarily due to:

•	lower-than-budget assessment growth for commercial, resource and residential property classes.

Government of Saskatchewan Public Accounts 2023-24	19

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other tax (including fuel, tobacco and other miscellaneous tax)

The year-over-year and actual-to-budget decreases are primarily due to:

•	a decrease in corporation capital tax, primarily reflecting weaker results from financial institutions;

•	lower-than-budgeted fuel tax, primarily due to lower-than-expected gasoline, diesel and dyed diesel consumption and greater-than-expected Gasoline Competition Assistance Program rebates; and

•	lower tobacco tax as a result of reduced consumption.

These decreases are partially offset by:

•	an increase in insurance premiums tax, primarily due to an increase in sales of insurance products; and

•	an increase in cannabis tax as a result of higher consumption.

20	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Non-Renewable Resources Revenue – Comparison to Budget and Prior Year	In 2024, non-renewable resources revenue is $2.45 billion, a decrease of $2.15 billion, or 46.8 per cent, from 2023 and an $895 million, or 26.8 per cent, decrease when compared to budget. The decreases over both the prior year and budget are primarily related to potash and resource surcharge.
(billions of dollars)

Oil & natural gas

The year-over-year decrease is primarily due to:

•	a lower average Canadian dollar well-head oil price in Saskatchewan of $79.96 per barrel in 2024, compared to $91.31 per barrel in the prior year. This decrease in price is due to:

•	a lower average U.S. dollar West Texas Intermediate (WTI) oil price; partially offset by

•	a lower average exchange rate: and

•	a modest decline in oil production.

The actual-to-budget increase is primarily due to:

•	a greater-than-budgeted average Canadian dollar well-head oil price in Saskatchewan of $79.96 per barrel, compared to the $78.07 per barrel at budget. This greater-than-expected price is due to:

•	a lower-than-budgeted average exchange rate; and

•	a lower-than-budgeted light-heavy oil blend differential; partially offset by

•	a lower average U.S. dollar WTI oil price.

These increases are partially offset by:

•	lower-than-budgeted oil production.

Potash

The year-over-year and actual-to-budget decreases are primarily due to:

•	the average mine netback price decreasing from $1,205 per K2O tonne in 2023 and $814 per K2O tonne at budget to $639 per K2O tonne in 2024. This is driven, in part, by increased global supply due to the lifting of sanctions on foreign products.

These decreases are partially offset by:

•	an increase in sales volume from 13.9 million K2O tonnes in the prior year and 15.3 million K2O tonnes at budget to 15.4 million K2O tonnes in 2024; and

•	a decline in the average exchange rate.

Resource surcharge

The year-over-year and actual-to-budget decreases are primarily due to:

•	a decrease in the potash and oil and gas sectors, largely reflecting lower year-over-year prices in both sectors, lower-than-expected prices in the potash sector and lower-than-expected production volumes in the oil and gas sector.

These decreases are partially offset by:

•	an increase in the uranium sector, primarily due to higher average prices.

Government of Saskatchewan Public Accounts 2023-24	21

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other non-renewable resources

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in mineral disposition public offerings due to increased competition for oil mineral rights.

In addition, the increase over budget is partially offset by:

•	lower-than-budgeted royalties across all minerals.

22	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Net Income from GBEs – Comparison to Budget and Prior Year	Net income from GBEs is $901 million in 2024, an increase of $651 million, or 260.2 per cent, over 2023 and $372 million, or 70.4 per cent, over budget. These increases are mainly due to increases in both the utility and the insurance and financing sectors.
(millions of dollars)

Liquor and gaming

The year-over-year decrease is primarily due to:

•	the restructuring of the distribution of gaming funds; and

•	a decrease in the gross margin on wholesale liquor sales.

These decreases are partially offset by:

•	a prior year loss, related to discontinuing retail liquor operations; and

•	an increase in:

•	auctioned permits for private liquor stores; and

•	slot and on-line gaming activities.

The actual-to-budget increase is primarily a result of:

•	greater-than-budgeted revenue for auctioned permits for private liquor stores;

•	higher-than-budgeted gross margin on wholesale liquor sales; and

•	greater-than-expected gaming profits in all but on-line gaming activities.

These increases are partially offset by:

•	a higher-than-budgeted distribution of gaming funds tied to the greater-than-expected gaming profits.

Utility

The year-over-year increase is primarily due to:

•	an increase in electricity sales due to average rate increases and higher demand, particularly in the pipeline, potash and refinery sectors;

•	a favourable price variance on fuel and purchased power costs, partially offset by an unfavourable fuel mix with a decline in percentage usage of lower cost hydro fuel;

•	an increase in CO2 sales;

•	new funding for the Regina Regional Non-Potable Water Supply System project;

•	growth in sales of telecommunication wireless network services and equipment, customer premise equipment and fixed broadband and data services;

•	a favourable commodity market value adjustment on natural gas purchases; and

•	higher costs in the prior year for decommissioning and an arbitration settlement.

These increases are partially offset by:

•	an increase in operating and maintenance costs attributable to increased staffing to support a greater volume of business grade telecommunication equipment sales, energy transition and distribution transformation initiatives and a general growth in the customer base; and

Government of Saskatchewan Public Accounts 2023-24	23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Utility (continued)

•	a decreased margin on natural gas sales resulting from:

•	a decrease in demand due to a warmer winter; and

•	a decrease in asset optimization opportunities with less market volatility and lower prices in the current year compared to the previous; partially offset by

•	reduced commodity rates and lower natural gas prices.

The increase over budget is primarily due to:

•	higher-than-expected export power sales where higher-than-expected prices more than offset lower-than-projected sales volumes;

•	lower-than-expected fuel and purchased power costs driven by lower-than budgeted natural gas prices and generation volumes; and

•	a better-than-anticipated margin on natural gas sales primarily due to declining commodity market prices and warmer-than-normal weather patterns impacting both the amount of natural gas purchased and sold.

Insurance and financing

The year-over-year and actual-to-budget increases are primarily due to:

•	strong investment returns, particularly in the equity markets;

•	the budgeted impact of adopting a new accounting standard for the insurance industry; and

•	a budgeted improvement in auto and property underwriting results where premium growth along with a decline in claims for catastrophic summer storm events exceeded the incremental costs.

These increases are partially offset by:

•	an increase in insurance contract liabilities resulting from an unfavourable change in valuation discount rates and economic assumptions; and

•	costs associated with on-going corporate transformation across the insurance sector being higher than the prior year, but less than budget, mainly due to the timing of project activities.

24	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other Own-Source Revenue – Comparison to Budget and Prior Year	Other own-source revenue is $3.36 billion in 2024, an increase of $784 million, or 30.5 per cent, from 2023 and an increase of $742 million, or 28.4 per cent, when compared to budget. A significant portion of these increases is due to the expansion of the Output-Based Performance Standards to the electricity sector.
(billions of dollars)

Fees

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in healthcare fees due to higher service volumes, specifically in long-term care, out-of-province services and EMS;

•	the unbudgeted impact on motor vehicle licensing fees of adopting a new revenue accounting standard;

•	an increase in tuition, mainly due to increased international student enrollment; and

•	forestry revenue that was greater-than-budget but less than the prior year.

These increases are partially offset by:

•	a decrease in agricultural land sales and lease revenues; and

•	lower-than-budgeted Treaty Land Entitlement mineral rights.

Insurance

The year-over-year increase is primarily due to:

•	an increase in crop insurance premiums, mainly a result of higher commodity prices.

The actual-to-budget decrease is primarily due to:

•	a lower-than-expected crop insurance premium rate increase based on a lower-than-budgeted assumed price.

Output-Based Performance Standards

The year-over-year and actual-to-budget increases are due to:

•	revenue from the expanded Output-Based Performance Standards, which were new to the electricity sector beginning January 1, 2023, in place of the federal carbon tax.

Investment Income

The year-over-year and actual-to-budget increases are due to:

•	an increase in returns on investments, student loans and other financial instruments primarily due to higher interest rates, partially offset by lower-than-expected sinking fund earnings.

Government of Saskatchewan Public Accounts 2023-24	25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other (including transfers from other governments and miscellaneous)

The year-over-year increase is primarily due to:

•	the restructuring of the distribution of gaming funds; and

•	an increase in the forfeitures of security deposits for reclamation of orphaned oil and gas wells.

These year-over-year increases are partially offset by:

•	a decrease in COVID-19 related donations of inventories and supplies provided by the federal government; and

•	a decrease in land sales at the Global Transportation Hub.

The actual-to-budget increase is primarily due to:

•	greater-than-expected forfeitures of security deposits for reclamation of orphaned oil and gas wells;

•	unbudgeted community health-related donations; and

•	an unbudgeted recovery of prior year expenses.

26	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Transfers from the Federal Government – Comparison to Budget and Prior Year

Federal transfers are $3.63 billion in 2024, an increase of $277 million, or 8.3 per cent, compared to 2023 and $79 million, or 2.2 per cent, when compared to budget. The year-over-year increase is mainly due to an increase in agricultural income stability and healthcare funding, partially offset by a decrease in funding for accelerated reclamation of inactive oil and gas wells. The actual-to-budget increase is primarily due to agricultural income stability funding.

(billions of dollars)

Canadian Health Transfer

The year-over-year increase is primarily due to:

•	a legislated annual increase in the national allocation equal to the greater of three per cent and the three-year moving average of the Canadian nominal GDP growth rate with an adjustment for changes in Saskatchewan’s share of the national population.

The budget-to-actual decrease is primarily due to:

•	changes in Saskatchewan’s share of the national population.

Canadian Social Transfer

The year-over-year and actual-to-budget decreases are primarily due to:

•	changes in Saskatchewan’s share of the national population.

Other transfers from the federal government

The year-over-year and actual-to-budget increases are primarily due to:

•	budgeted funding for Saskatchewan’s share of the new Working Together - Shared Health Priorities agreement;
•	an unbudgeted increase in AgriStability funding, mainly due to lower commodity prices driving up the forecasted 2023 benefits;

•	unbudgeted funding for the new 2023 Canada Saskatchewan Feed program;

•	partially budgeted funding for the new Aging with Dignity agreement;

•	federal reimbursements through the Investing in Canada Infrastructure program which are greater than the prior year but less than budget;

•	funding for Saskatchewan’s share of the Early Learning and Child Care agreement which is greater than the prior year but less than budget;

•	a budgeted increase in federal funding for the Sustainable Canadian Agricultural Partnership;

•	an unbudgeted increase in funding for the National Trade Corridor Fund;

•	a budgeted decrease in Workforce Development agreement funding;

•	a budgeted decrease in a one-time federal pandemic-related health payment;

•	an unbudgeted decrease in National Housing Strategy and Social Housing agreements;

•	disaster assistance funding which is less than the prior year but greater than budget; and

•	a budgeted decrease in funding for the Accelerated Site Closure program due to completion of the program in the prior year.

Government of Saskatchewan Public Accounts 2023-24	27

Financial Statement Discussion and Analysis

Details

Expense

Total expense was $20.81 billion in 2024, 57.3 per cent of which represents spending in the health and education sectors. The SFS report expense by theme and by object, or major type of expense such as salaries and benefits, transfers and operating costs.

Expense by Theme – 2024 ($20.81 billion)

(per cent)

Expense by Theme – Percentage of Total Expense

(per cent)

*   In 2024, key components of “other” include community development (4%), financing charges (4%), transportation (3%), general government (3%), economic development (2%) and environment and natural resources (2%).

28	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Theme – Comparison to Budget and Prior Year	Total expenses are $20.81 billion in 2024. This
represents an increase of $1.80 billion, or 9.5 per cent,
over the prior year and $2.15 billion, or 11.5 per cent,
over budget. The agriculture, health and education
themes saw the most notable increases. In agriculture,
drought conditions in parts of the province impacted
crop insurance claims and AgriStability benefits.
Increased demands drove a general increase in the cost
of delivering health care. The increase in education is
primarily related to the pension costs associated with
the Teacher’s Superannuation Plan. There is a notable
decrease in the economic development theme related to
the Saskatchewan Affordability Tax Credit distribution in
the prior year.

(billions of dollars)

*   In 2024 Actual, key components of “other” include community development ($875 million), financing charges ($840 million), transportation ($650 million), general government ($563 million), economic development ($370 million) and environment and natural resources ($330 million).

Health

The year-over-year and actual-to-budget increases are primarily due to:

•	increased demand for services resulting in an increase in staffing, overtime, physician services and contracted positions;

•	the settlement of the Saskatchewan Medical Association agreement with physicians;

•	increased expenditures on medical and surgical supplies, lab supplies and drugs due to increased volumes and inflation;

•	increased costs for repairs and maintenance, as well as inflationary pressures on utility costs; and

•	higher utilization of Out-of-Province, Supplementary Health Benefits and Saskatchewan Aids to Independent Living programs.

These increases were partially offset by:

•	lower spending in the Saskatchewan Prescription Drug Plan.

Education

The year-over-year and budget-to-actual increases are primarily due to:

•	increased Teacher’s Superannuation Plan (TSP) pension and benefits costs primarily due to:

•	fully amortized prior year gains;

•	new losses arising from cost of living adjustments for TSP benefit payments as a result of higher inflation rates; and

•	a budgeted increase in the discount rate assumption not being realized;

•	increased year-over-year spending related to the Canada-wide Early Learning and Child Care agreement, although spending on child care is lower than anticipated;

•	increased costs in boards of education related to increased enrollment, negotiated and estimated salary increases, inflationary pressures on supplies and building operations and planned maintenance;

•	increased spending in Saskatchewan Polytechnic, particularly in continuing education and applied research programs;

•	costs related to the first year of operations of the Saskatchewan Distance Learning Corporation; and

•	higher usage of the Saskatchewan Student Aid Fund, as well as higher related interest rates resulting in greater uptake of repayment assistance.

Government of Saskatchewan Public Accounts 2023-24	29

Financial Statement Discussion and Analysis

Details

Expense (continued)

Agriculture

The year-over-year and actual-to-budget increases are primarily due to:

•	severe drought conditions in some areas of the province resulting in a significant unbudgeted increase in crop insurance indemnities paid to producers;

•	lower commodity prices and reduced margins resulting from higher input costs both contributing to an unbudgeted increase in AgriStability benefit costs; and

•	unbudgeted payments to livestock producers under the new 2023 Canada-Saskatchewan Feed Program.

Social services and assistance

The year-over-year increase is primarily due to:

•	increased utilization of the Saskatchewan Income Support and the Saskatchewan Assured Income for Disability programs;

•	increased spending in disability and child and family programs to address utilization pressures as well as expansion and enhancement of services; and

•	increased social housing costs related to maintenance and security and the new Provincial Approach to Homelessness.

The increase over budget is primarily due to:

• increased spending for child and family programs to address utilization pressures.

This increase over budget is partially offset by:

•	lower-than-anticipated funding to community-based organizations due to delays in acquiring contracted services; and

•	lower-than-anticipated utilization of the Saskatchewan Income Support program.

Protection of persons and property

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in costs associated with wildfires and evacuation activities that significantly exceeded what was anticipated;

•	higher costs in correctional facilities due to higher inmate counts; and

•	increased costs for the RCMP Provincial Police Services agreement.

The year-over-year increases are partially offset by:

•	a decrease in Provincial Disaster Assistance claims resulting from fewer extreme weather events in the current year.

Other expense themes (including community development, financing charges, transportation, general government, economic development and environment and natural resources)

The year-over-year decrease is primarily due to:

•	the Saskatchewan Affordability Tax Credit distributed to Saskatchewan residents in the prior year; and

•	completion of the Accelerated Sites Closure program in the prior year.

This decrease is partially offset by:

•	increased environmental liabilities for clean-up costs at uranium and base metals mine sites;

•	new funding for the Regina Regional Non-Potable Supply System project;

•	increased infrastructure funding to municipalities through the Investing in Canada Infrastructure program;

•	increased First Nations and Métis gaming agreement transfers;

•	increased pension costs for Public Service Superannuation Plan (PSSP) primarily due to losses arising from cost of living adjustments on benefit payments resulting from higher inflation rates, partially offset by gains for an increase in the discount rate assumption;

•	higher municipal and rural revenue sharing grants;

•	an increase in financing charges primarily related to increased borrowing requirements; and

30	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Expense (continued)

Other expense themes (continued)

•	increased investments in road safety, surface preservation and operational services, partially offset by decreased winter maintenance costs.

The increase from budget is primarily due to:

•	higher-than-budgeted environmental liabilities for clean-up costs at uranium and base metals mine sites;

•	higher-than-expected pension costs for PSSP primarily due to losses arising from cost-of-living adjustments on benefit payments resulting from higher-than-expected inflation rates;

•	higher-than-expected First Nations and Métis gaming agreement transfers;

•	new funding for the Regina Regional Non-Potable Supply System project that was greater than planned;

•	greater-than-expected financing charges primarily related to increased borrowing requirement; and

•	higher-than-budgeted highway winter maintenance costs.

These increases over budget are partially offset by:

•	budgeted Saskatchewan Technology Fund grants that were not distributed as planned;

•	lower-than-anticipated funding to municipalities through the Investing in Canada Infrastructure program; and

•	lower-than-anticipated spending for deferred regional solid waste projects.

Government of Saskatchewan Public Accounts 2023-24	31

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Object – 2024 ($20.81 billion)

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object – Percentage of Total Expense

(per cent)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object

(billions of dollars)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

The most significant increases are operating costs of $823 million and salaries and benefits of $767 million. The increase in operating costs is primarily due to increases in crop insurance claims resulting from severe drought conditions in some parts of the province and the increase in the liability for contaminated sites. The increase in salaries and benefits primarily relates to health care and pension costs.

32	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Expense (continued)

Financing Charges

(millions of dollars)

*	In 2016, the inclusion of an additional three months of operations of certain GBEs contributed approximately $120 million to GBE financing charges.

The Statement of Operations reports financing charges the Government incurs related to its general debt, unfunded pension liability and obligations under long-term financing arrangements (P3 obligations), but does not include government business enterprise (GBE) financing charges. GBE financing charges are included in the net income from GBEs reported on the Statement of Operations and disclosed in schedule 3 of the SFS. For general debt, financing charges are determined by the amount of general debt and the interest rate attached to that debt.

Financing charges have increased in recent years mainly due to an increase in debt financing for the replacement of aging infrastructure as well as the building of new capacity to meet the demands of the Province’s growing population.

The average effective interest rate on gross debt during 2024 was 3.3 per cent (2023 - 3.2 per cent). Pension interest expense is a function of the unfunded pension liability and the interest costs that are based on the Government’s borrowing rates. The average effective interest rate on the unfunded pension liability during 2024 was 2.8 per cent (2023 - 2.8 per cent). Interest on P3 obligations, ranging from 4.7 to 5.7 per cent, reflects the weighted average cost of capital specific to each P3 arrangement.

Government of Saskatchewan Public Accounts 2023-24	33

Financial Statement Discussion and Analysis

Details

Financial Assets

Financial assets represent the amount of resources available to the Government that can be converted to cash to meet obligations or fund operations.

Financial Assets

(billions of dollars)

*	At March 31, 2024, primarily accounts receivable ($3.17 billion), loans receivable ($1.33 billion) and portfolio investments ($876 million).

From 2020 to 2024, financial assets increased by $4.41 billion. This was primarily the result of a $1.51 billion increase in accounts receivable and a $1.02 billion increase in investment in GBEs.

Liabilities

Liabilities represent the obligations the Government has to others arising from past transactions or events.

Liabilities

(billions of dollars)

*	At March 31, 2024, primarily accounts payable and accrued liabilities ($4.20 billion).

From 2020 to 2024, liabilities increased by $6.47 billion. This was primarily the result of a $6.50 billion increase in general debt.

34	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Public Debt

(billions of dollars)

Public debt consists of:

•	general debt, which is:

•	debt issued by the General Revenue Fund (GRF) and other government service organizations (GSOs); and

•	debt issued by the GRF and subsequently loaned to GBEs; and

•	GBE specific debt, which is debt issued by GBEs or debt issued by the GRF specifically on behalf of GBEs where the Government expects to realize the receivables from the GBEs and settle the external debt simultaneously.

The general debt on the Statement of Financial Position does not include GBE specific debt. GBE specific debt is included in the Investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 9 of the SFS.

At March 31, 2024, the SFS report general debt of $19.81 billion and GBE specific debt of $11.80 billion. General debt has increased over the past nine years. Until 2021, these increases helped to finance the replacement of aging infrastructure as well as build new capacity to meet the demands of a growing population. The increases in 2021 and 2022 were primarily a combination of COVID-related economic stimulus spending on infrastructure and borrowing to cover COVID-related revenue shortfalls and incremental expenses. In 2024, the increase primarily represents borrowing for the Saskatchewan Capital Plan.

Pension Liabilities

(billions of dollars)

Pension liabilities represent the future obligations for the Government’s defined benefit pension plans. The pension liability fluctuates with changes in actuarial assumptions such as interest and inflation rates and life expectancy. The Government limited its pension exposure about 45 years ago when it closed the main defined benefit plans to new members and introduced defined contribution plans. There is no liability exposure for the Government under defined contribution plans.

At March 31, 2024, the SFS report pension liabilities of $6.11 billion, a decrease of $970 million since 2015. Pension liability increases up to 2016 represent the amount by which pension expense exceeded payments to the pension plans and retirees. Since 2016, the pension liability has decreased by $1.81 billion as payments exceed pension expense.

Government of Saskatchewan Public Accounts 2023-24	35

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Obligations under Long-Term Financing Arrangements

(billions of dollars)

*

In 2023-24, a new accounting standard for P3s was adopted, resulting in a change to discount rates and a corresponding decrease of $262 million in the obligations under long-term financing arrangements.

Obligations under long-term financing arrangements represent the Government’s liability for public private partnerships (P3s). P3 obligations increase as the related assets are built (percentage of completion basis), and are reduced as payments are made to the P3 partner.

The Government is party to five P3 arrangements (as disclosed in schedule 10 of the SFS). Four of the P3 projects have been operational since 2020 and construction on an additional project began in 2024.

Non-Financial Assets

Non-financial assets typically represent resources the Government can use to provide services in the future. Non-financial assets primarily consist of capital assets, but also include inventories held for consumption and prepaid expenses.

Net Book Value of Capital Assets

(billions of dollars)

The Statement of Financial Position reports a net book value of capital assets recognized by government service organizations (GSOs) and does not include the capital assets recognized by GBEs. Capital assets recognized by GBEs are included in the investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS. The net book value represents the original cost of capital assets net of accumulated amortization, disposals and write-downs in value.

The net book value of capital assets recognized by the Government has steadily increased over the last five years, indicating the Government has been acquiring new, or replacing existing, capital assets.

Acquisition of capital assets in 2024 was $3.16 billion, $1.88 billion acquired by GBEs and $1.28 billion by GSOs. The investment in capital assets made by GSOs is primarily in the transportation, health and education sectors mainly for land, buildings and improvements ($561 million) as well as roads, bridges and water management assets ($444 million). GBEs continued to replace aging infrastructure and invest in capital projects to meet the demand for growth and improve safety.

36	Government of Saskatchewan Public Accounts 2023-24

Financial Statement Discussion and Analysis

Details

Cash Flow

The Statement of Cash Flow reports on the sources and uses of cash and cash equivalents during the year. During the year, the Government’s overall cash position decreased by $135 million, from $3.00 billion in 2023 to $2.87 billion in 2024.

Sources of Cash and Cash Equivalents	The primary source of cash is $10.65 billion from taxation. Other significant sources of cash are $2.58 billion from non-renewable resources and $2.92 billion from transfers from the federal government.
(billions of dollars)

Uses of Cash and Cash Equivalents	The most significant use of cash is $8.28 billion for
salaries and benefits, largely for frontline service
providers in the health and education sectors.
Another significant use of cash is $5.41 billion for
transfers mainly in the health, social services and
assistance, and education themes.
(billions of dollars)

Government of Saskatchewan Public Accounts 2023-24	37

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government cannot directly control. These risks and uncertainties include:

•	changes in economic factors such as economic growth or decline, commodity and non-renewable resource prices, inflation, interest rates, marketplace competition, trade barriers, population change, personal income and retail sales;

•	exposure to interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk (see note 4 of the SFS);

•	changes in transfers from the federal government;

•	utilization of government services, such as insurance, health care and social services;

•	volatility in the pension liability due to external factors such as interest and inflation rates and actuarially determined assumptions of future events;

•	other unforeseen developments including unusual weather patterns and natural and other disasters;

•	criminal or malicious attacks, both cyber and physical in nature, potentially resulting in business interruption, privacy breach and loss of, or damage to, information, facilities and equipment;

•	identification and quantification of environmental liabilities;

•	supply chain disruptions and other factors that could hinder the safe delivery of products and services;

•	outcomes from litigation, arbitration and negotiations with third parties;

•	changes in reported results where actual experience may differ from initial estimates as discussed in note 3 of the SFS; and

• changes in accounting standards.

Recognizing that Saskatchewan is reliant on the revenue from non-renewable resources and that the Province’s financial results can be influenced by other external factors, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resources prices. The Government uses a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions for fiscal forecasts both on budget day and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resources prices, are estimated on a regular basis to quantify the risk associated with each forecast assumption. By understanding the size of the risk inherent in the fiscal projections, the Government is better able to make sound financial decisions.

Finally, for the Government to meet the challenges of growth and remain competitive, attention is directed towards maintaining and investing in the Province’s infrastructure to support that growth now and in the future.

38	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. Her report, which appears on the following page, provides the scope of her audit and states her opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

DONNA HARPAUER
Deputy Premier and
Minister of Finance

MAX HENDRICKS
Deputy Minister of Finance

CHRIS BAYDA
Provincial Comptroller

Regina, Saskatchewan
June 2024

Government of Saskatchewan Public Accounts 2023-24	41

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

Opinion

We have audited the consolidated financial statements of the Government of Saskatchewan, which comprise the consolidated Statement of Financial Position as at March 31, 2024, and the consolidated Statements of Operations, Accumulated Operating Deficit, Accumulated Remeasurement Gains and Losses, Change in Net Debt, and Cash Flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government of Saskatchewan as at March 31, 2024, and the consolidated results of its operations, accumulated remeasurement gains and losses, changes in net debt, and cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Government of Saskatchewan in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were most significant in our audit of the consolidated financial statements for the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon. We do not provide a separate opinion on these matters.

Pension Liabilities

The Government of Saskatchewan had pension liabilities on the Statement of Financial Position totalling $6.1 billion at March 31, 2024 (2023: $6.1 billion) related to seven defined benefit pension plans and one joint defined benefit plan as described in Note 5—Retirement Benefits and Schedule 8—Pension Liabilities. The Government contracts actuaries to estimate the accrued pension benefit obligation and other information required for disclosures in the consolidated financial statements. Note 3—Measurement Uncertainty describes measurement uncertainty exists because actual experience may differ from actuarial or historical estimations.

We identified pension liabilities as a key audit matter as this is a complex estimate requiring significant judgment based on long-term assumptions about future events, employee pensionable service, and economic conditions. Small changes in long-term assumptions such as discount and inflation rates can have a material impact on the liabilities, assets, and expenses. Schedule 8—Pension Liabilities outlines the impact a change in the discount rate would have on certain pension plans.

Our audit work to address this key audit matter included assessing the appropriateness of the actuarial methodology, qualifications of management’s actuarial experts, reasonableness of assumptions, and completeness and accuracy of data provided to the actuary for estimating the pension liabilities. We also evaluated processes to adjust for actuarial gains and losses in accordance with Canadian public sector accounting standards, completed a retrospective review to determine the accuracy of previous estimates made, evaluated disclosures in the consolidated financial statements, and reviewed the estimates for management bias.

Government of Saskatchewan Public Accounts 2023-24	43

Summary Financial Statements

Individual and Corporate Income Taxation Revenue

Taxation revenue is significant to the Government of Saskatchewan’s Statement of Operations. Individual and corporate income tax provided $5.8 billion in revenue in 2023–24 (2022–23: $5.1 billion), as included in Schedule 14—Revenue. The Government recognizes this tax revenue when taxpayers earn income. As the Government assesses taxes for a calendar year, and it finalizes assessments in the following calendar year, the Government estimates these tax revenues based on cash received from the Federal Government adjusted for assessment data from the Federal Government when it provides a more reliable estimate. Precise income tax revenue figures for each taxation year cannot be determined until at least fifteen months after the taxation year ends. Note 3—Measurement Uncertainty describes measurement uncertainty exists due to differences that may arise in final assessments and initial economic estimates.

We identified the estimates of individual and corporate taxation revenues as a key audit matter as they are complex and involve several inputs and assumptions.

Our audit work to address this key audit matter included assessing the appropriateness of the methods used to make these estimates, testing the accuracy and completeness of the underlying data supporting these estimates, testing the accuracy of the calculations to support these estimates, and performing a retrospective review to determine the accuracy of previous estimates made. Audit procedures also included evaluating disclosures in the consolidated financial statements and reviewing the estimates for management bias.

Non-Renewable Resources Revenue

Non-renewable resources provided $2.4 billion in revenue in 2023–24 (2022–23: $4.6 billion), including $1.0 billion (2022–23: $1.1 billion) from oil and natural gas, $0.8 billion (2022–23: $2.4 billion) from potash, and $0.5 billion (2022–23: $0.9 billion) from resource surcharge as included in Schedule 14—Revenue. The Government of Saskatchewan recognizes oil and natural gas revenue primarily based on price and production, potash revenue primarily based on operating profits generated, and resource surcharge revenue based on sales volumes and prices. Note 3—Measurement Uncertainty describes measurement uncertainty exists due to price and production sensitivities in oil and natural gas royalty structures, differences in actual potash operating profits from initial estimates, and differences in final valuation of resource sales from initial estimates.

We identified the estimates of non-renewable resources revenues as a key audit matter as they are complex and involve several inputs and assumptions.

Our audit work to address this key audit matter included assessing the appropriateness of the methods used to make these estimates, testing the accuracy and completeness of the underlying data supporting these estimates, testing the accuracy of the calculations to support these estimates, and performing a retrospective review to determine the accuracy of previous estimates made. Audit procedures also included evaluating disclosures in the consolidated financial statements and reviewing the estimates for management bias.

Other matter – Non-compliance with the Greenhouse Gas Pollution Pricing Act (Canada)

The Provincial Government did not pay all fuel charges to the Federal Government as required under the Greenhouse Gas Pollution Pricing Act from January to March 2024. This non-remittance does not have a material impact on the Government of Saskatchewan’s consolidated financial statements for the year ended March 31, 2024, and our opinion is not modified in respect of this matter. However, the consolidated financial statements may become materially misstated in future periods from continued non-compliance with the Act.

Other Information

Management is responsible for the other information. The other information comprises the information included in Public Accounts 2023-24 Volume 1 Summary Financial Statements, but does not include the consolidated financial statements and our auditor’s report thereon.

44	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or any knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government of Saskatchewan’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Government of Saskatchewan either intends to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Government of Saskatchewan’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government of Saskatchewan’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government of Saskatchewan’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures

Government of Saskatchewan Public Accounts 2023-24	45

Summary Financial Statements

are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Government of Saskatchewan to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Government of Saskatchewan to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the consolidated financial statement audit. We are solely responsible for the auditor’s opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control identified during the audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. The engagement partner on the audit resulting in this independent auditor’s report is Trevor St. John, CPA, CA, CISA.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Regina, Saskatchewan	TARA CLEMETT, CPA, CA, CISA
June 18, 2024	Provincial Auditor
Office of the Provincial Auditor

46	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Statement of Financial Position

As at March 31, 2024

(thousands of dollars)

	2024	2023
Financial Assets
Cash and cash equivalents	2,865,578	3,000,639
Accounts receivable (schedule 1 )	3,171,673	2,192,978
Loans receivable (schedule 2 )	1,325,999	994,423
Investment in government business enterprises (schedule 3 )	7,861,128	7,244,454
Sinking fund investments (schedule 4 )	1,443,079	1,205,314
Portfolio investments (schedule 5 )	875,799	1,456,030
Derivative assets	75,496	57,482
Other financial assets	3,782	3,895

Total Financial Assets	17,622,534	16,155,215

Liabilities
Accounts payable and accrued liabilities (schedule 6 )	4,196,539	3,467,884
Unearned revenue (schedule 7 )	382,826	292,172
Pension liabilities (note 5 )(schedule 8 )	6,109,040	6,118,997
General debt (schedule 9 )	19,806,005	18,857,949
Obligations under long-term financing arrangements (schedule 10 )	1,099,343	1,373,123
Derivative liabilities	62,002	90,114
Other liabilities (schedule 11 )	313,524	552,783

Total Liabilities	31,969,279	30,753,022

Net Debt	(14,346,745)	(14,597,807)

Non-Financial Assets
Tangible capital assets (schedule 12 )	12,877,914	12,635,018
Inventories held for consumption (schedule 13 )	259,798	278,158
Prepaid expenses	85,160	80,640

Total Non-Financial Assets	13,222,872	12,993,816

Accumulated Deficit[1]	(1,123,873)	(1,603,991)

[1] Comprised of:
	2024	2023
Accumulated operating deficit	(1,415,576)	(1,771,000)
Accumulated remeasurement gains	291,703	167,009

Accumulated Deficit	(1,123,873)	(1,603,991)

Contractual rights and obligations (note 7 )

Contingencies (note 8 )

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2023-24	47

Summary Financial Statements

Statement of Operations

For the Year Ended March 31, 2024

(thousands of dollars)

	2024		2023
	Budget	Actual	Actual
Revenue
Taxation	9,633,800	10,651,514	9,811,795
Non-renewable resources	3,344,600	2,449,151	4,603,133
Net income from government business enterprises (schedule 3 )	529,100	901,423	250,246
Other own-source	2,615,600	3,357,204	2,572,862
Transfers from the federal government	3,554,600	3,633,753	3,356,565

Total Revenue (schedule 14 )	19,677,700	20,993,045	20,594,601

Expense
Health	7,056,300	7,676,751	7,010,107
Education	4,035,700	4,243,326	3,792,179
Agriculture	1,449,800	2,503,867	1,835,020
Social services and assistance	1,665,200	1,685,105	1,587,321
Protection of persons and property	968,500	1,073,692	988,625
Community development	866,000	875,135	758,161
Financing charges (schedule 16 )	812,200	839,596	816,252
Transportation	644,600	649,648	627,256
General government	540,100	563,077	512,045
Economic development	367,400	370,284	733,943
Environment and natural resources	254,400	330,359	352,956

Total Expense (schedule 15 )	18,660,200	20,810,840	19,013,865

Operating Surplus	1,017,500	182,205	1,580,736

The accompanying notes and schedules are an integral part of these financial statements.

48	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Statement of Accumulated Operating Deficit

For the Year Ended March 31, 2024

(thousands of dollars)

	2024		2023
	Budget	Actual	Actual
Accumulated operating deficit, beginning of year	(1,771,000)	(1,771,000)	(2,832,257)
Adjustment to accumulated operating deficit (note 9 )	204,200	173,219	(519,479)
Operating surplus	1,017,500	182,205	1,580,736

Accumulated Operating Deficit, End of Year	(549,300)	(1,415,576)	(1,771,000)

Statement of Accumulated Remeasurement Gains and Losses

For the Year Ended March 31, 2024

(thousands of dollars)

	2024	2023
	Actual	Actual
Unrealized Gains (Losses) Attributable to:
Foreign exchange	(6,755)	(124,992)
Derivatives	46,125	12,629
Portfolio investments	55,507	(14,938)

Total Unrealized Gains (Losses)	94,877	(127,301)
Realized net gains on portfolio investments, reclassified to statement of operations	(11,767)	(11,290)
Other comprehensive income (loss) (schedule 3 )	41,584	(56,478)

Net Remeasurement Gain (Loss)	124,694	(195,069)
Accumulated remeasurement gains, beginning of year	167,009	—
Adjustment to accumulated remeasurement gains and losses (note 9 )	—	362,078

Accumulated Remeasurement Gains, End of Year	291,703	167,009

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2023-24	49

Summary Financial Statements

Statement of Change in Net Debt

For the Year Ended March 31, 2024

(thousands of dollars)

	2024		2023
	Budget	Actual	Actual
Operating Surplus	1,017,500	182,205	1,580,736

Tangible Capital Assets (schedule 12 )
Acquisitions	(1,341,600)	(1,282,380)	(999,469)
Amortization	664,400	713,100	684,401
Disposals	—	27,569	18,968
Write-downs	—	3,261	870
Adjustments	295,000	295,554	(21,209)

Net Acquisition of Tangible Capital Assets	(382,200)	(242,896)	(316,439)
Net Use (Acquisition) of Other Non-Financial assets	—	13,840	(21,455)

(Increase) Decrease in Net Debt from Operations	635,300	(46,851)	1,242,842
Adjustment to accumulated operating deficit (note 9 )	204,200	173,219	(519,479)
Adjustment to accumulated remeasurement gains and losses (note 9 )	—	—	362,078
Net remeasurement gain (loss)	—	124,694	(195,069)

Decrease in Net Debt	839,500	251,062	890,372
Net debt, beginning of year	(14,597,807)	(14,597,807)	(15,488,179)

Net Debt, End of Year	(13,758,307)	(14,346,745)	(14,597,807)

The accompanying notes and schedules are an integral part of these financial statements.

50	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Statement of Cash Flow

For the Year Ended March 31, 2024

(thousands of dollars)

	2024	2023
Operating Activities
Operating surplus	182,205	1,580,736
Non-cash items included in the operating surplus
Net income from government business enterprises (schedule 3 )	(901,423)	(250,246)
Other non-cash items included in the operating surplus (schedule 18 )	726,014	665,572
Net change in non-cash operating activities (schedule 18 )	(283,921)	(402,809)
Dividends received from government business enterprises (schedule 3 )	529,029	629,462

Cash Provided by Operating Activities	251,904	2,222,715

Capital Activities
Acquisition of tangible capital assets (schedule 12 )	(1,282,380)	(999,469)
Proceeds on disposal of tangible capital assets	25,891	47,263

Cash Used for Capital Activities	(1,256,489)	(952,206)

Investing Activities
Net increase in loans receivable	(350,582)	(439,690)
Repayment of equity advances to government business enterprises	3,700	12,000
Acquisition of portfolio investments	(793,610)	(1,178,664)
Disposition of portfolio investments	1,327,651	512,402
Sinking fund contributions for general debt (schedule 4 )	(240,100)	(241,109)
Sinking fund redemptions for general debt (schedule 4 )	10,480	157,671

Cash Used for Investing Activities	(42,461)	(1,177,390)

Financing Activities
Proceeds from general debt	2,022,682	1,675,064
Repayment of general debt	(1,019,796)	(1,512,683)
Proceeds from repurchase of general debt	56,086	—
Repurchase of general debt	—	(56,086)
Decrease in obligations under long-term financing arrangements[1]	(11,404)	(34,284)
(Decrease) increase in other liabilities[2]	(135,583)	52,472

Cash Provided by Financing Activities	911,985	124,483

(Decrease) Increase in Cash and Cash Equivalents	(135,061)	217,602
Cash and cash equivalents, beginning of year	3,000,639	3,055,314
Adjustment to cash and cash equivalents[3]	—	(272,277)

Cash and Cash Equivalents, End of Year	2,865,578	3,000,639

[1]	Excludes the adjustment to accumulated operating deficit which decreased obligations under long-term financing arrangements at April 1, 2023 by $262 million (note 9).

[2]	Excludes the changes in unamortized debt related costs, which are classified as operating activities.

[3]	As a result of the adoption of new accounting standards in the prior year, certain items that were previously recorded as cash were reclassified to portfolio investments.

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2023-24	51

Summary Financial Statements

Notes to the Financial Statements

As at March 31, 2024

1. Significant Accounting Policies

Basis of accounting

These financial statements are prepared in accordance with Canadian public sector accounting standards issued by the Public Sector Accounting Board.

Government reporting entity

The government reporting entity consists of public sector entities (entities), which include government service organizations, government business enterprises and partnerships.

Government service organizations and government business enterprises are entities controlled by the Government. Controlled entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and other organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other controlled entities are government service organizations.

A partnership exists when the Government enters into a contractual arrangement with one or more partners outside the government reporting entity where these partners share control of governance decisions and, on an equitable basis, share the significant risks and benefits associated with operating the partnership.

A listing of the entities included in the government reporting entity is provided in schedule 19. Unless otherwise noted, the financial activities of all subsidiaries of these entities have also been included.

Trust funds

Trust funds consist of property conveyed or assigned to the Government, as trustee, by agreement or statute to administer on behalf of beneficiaries. Because trust funds are administered but not controlled by the Government, the funds are excluded from the government reporting entity and disclosed in note 6.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated. Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are recorded using the modified equity method based on their results prepared in accordance with International Financial Reporting Standards. Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of government business enterprises without adjustment to the accounting policies described in this note. With the exception of dividends and unrealized inter-entity gains and losses, inter-entity balances and transactions are not eliminated.

Partnerships are proportionately consolidated, at the ownership share disclosed in schedule 19, after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated.

Financial results of entities with fiscal year ends other than March 31 are adjusted for transactions occurring on or before March 31 that have a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Cash and cash equivalents consist of cash, bank deposits and highly liquid investments that are acquired with maturity terms no longer than three months.

Accounts receivable are initially recorded at cost. A valuation allowance is recognized when collection is uncertain.

Loans receivable are initially recorded at cost. Where there is a loss in value other than a temporary decline, the loan is written down to recognize the loss.

52	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Sinking fund investments are held for the repayment of debt and consist primarily of bonds and debentures. These investments, recorded at amortized cost, are net of the Government’s own securities held as sinking fund investments. Premiums and discounts on long-term investments within these sinking funds are amortized using the effective interest rate method.

Portfolio investments are recorded at market value, with the exception of bonds, debentures and other fixed income securities, which are recorded at cost. Investments recorded at cost are written down to market value when there is evidence of a permanent decline in value. For investments recorded at market value, unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses until realized, at which time the gains or losses are recognized in the Statement of Operations.

Derivative assets include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses. A derivative that has a negative fair market value is presented as a liability on the Statement of Financial Position.

Other financial assets include inventories and other assets held for sale, which are valued at the lower of cost and net realizable value.

Liabilities

Liabilities are present obligations resulting from transactions and events occurring prior to year end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. Contingencies, including loss provisions on guaranteed debt, are recorded when it is likely that a liability exists and the amount can be reasonably estimated.

Accounts payable and accrued liabilities primarily include obligations to pay for goods and services acquired prior to year end and to provide authorized transfers where eligibility criteria are met. Obligations for most contaminated sites and asset retirements are recorded on an undiscounted basis as the settlement date is not determinable. These same obligations are recorded using the Government’s best estimate of the amount required: to remediate contaminated sites for which the Government is either directly responsible or has accepted responsibility; and to retire controlled tangible capital assets. Accrued salaries and benefits include other employee future benefits which are recognized in the period the employees provide service.

Unearned revenue includes: government transfers with stipulations that meet the definition of a liability; amounts received in advance of taxes earned; amounts received for goods or services with performance obligations that meet the definition of a liability; and contributions restricted for a stipulated purpose pursuant to an agreement with an external party. Amounts are recognized as: stipulations are met; taxes are earned; performance obligations are satisfied; and contributions are used for the stipulated purposes.

Pension liabilities are calculated using the projected benefit method prorated on services. Pension plan assets are valued at market-related values. Changes in pension liabilities resulting from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Amortization commences in the year following the determination of the adjustment. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

General debt is debt issued by government service organizations including issued amounts subsequently transferred to government business enterprises. This debt, recorded at par, is net of the Government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars at the exchange rate in effect at March 31.

Government business enterprise specific debt, which is disclosed separately on schedule 9, is debt issued by, or specifically on behalf of, government business enterprises.

Obligations under long-term financing arrangements, represent the Government’s liability for public private partnership agreements (P3s) through which private sector proponents design, build, finance, operate and maintain certain of the Government’s tangible capital assets. The obligations are recorded on the percentage-of-completion basis over the period of construction of the P3 asset and are reduced by progress and capital payments made to the P3 partner. The percentage of completion is applied to the nominal value of progress payments and the present value of future capital payments, discounted to the date the asset is available for use, using the weighted average cost of capital specific to the P3 arrangement.

Government of Saskatchewan Public Accounts 2023-24	53

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Derivative liabilities include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses. A derivative that has a positive fair market value is presented as a financial asset on the Statement of Financial Position.

Other liabilities include unamortized debt-related costs, which is comprised of premiums, discounts and debt issue costs. These costs are deferred and amortized using the effective interest rate method.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed and are not for sale in the normal course of operations. Non-financial assets are recorded at cost and expensed as they are consumed.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets include all amounts directly attributable to the acquisition, construction, development, betterment or retirement of the asset. During construction, these assets are recorded based on their percentage of completion and are disclosed as work in progress. Amortization is generally on a straight-line basis over the estimated useful life of the asset and commences when the asset is put in service. Non-purchased intangible assets, items inherited by right of the Crown such as Crown lands, forests, water and mineral resources, works of art and historical treasures are not recognized as assets in these financial statements as an estimate of their future economic benefits cannot be reasonably and verifiably quantified.

Tangible capital assets procured through P3s are valued at the total of the nominal value of progress payments made during or on completion of construction and the present value of the future capital payments, discounted to the date the asset is available for use, using the weighted average cost of capital specific to the P3 arrangement.

Revenue

Revenue, recorded on the accrual basis, represents economic resources earned by the Government from taxes and other sources that are used to deliver public services.

Taxation revenue is recognized when the tax is authorized by the legislature and the taxable event occurs. The taxable event differs for each type of tax; for example, taxation revenue is recognized when taxpayers earn income, purchase products and services, or are in possession of real property. Tax concessions are recorded as a reduction in taxation revenue.

For individual and corporation income taxes, cash received from the federal government, adjusted for assessment data from the federal government when it provides a more reliable estimate, is used as the basis for recording the tax revenue.

Non-renewable resources revenue is recognized based on the production, sales or profits generated from the specific non-renewable resource. Oil and natural gas revenue is based primarily on price and production; potash revenue is based primarily on profits generated; and resource surcharge revenue is based on sales volumes and prices.

Other own-source revenue is recognized when the Government has the authority to obtain the related economic benefits and is expected to do so. For transactions for which the Government is obligated to provide specific goods or services, such as fees or sales of goods, services, licenses or permits, revenue is recognized as the related performance obligation is satisfied.

Transfers from the federal government are recognized as revenue in the period the transfer is authorized and eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as unearned revenue and recognized as the stipulations are met.

Expense

Expenses, recorded on the accrual basis, represent the Government’s cost to deliver public services and are classified by theme in the Statement of Operations and by object in Schedule 15, while Schedule 17 discloses expense themes by object. Transfers are recognized as expenses in the period the transfer is authorized and eligibility criteria are met.

Expenses classified by theme, which are based on the major functional groupings of activities, are as follows:

The agriculture theme includes expenses to assist and improve the agriculture and food industry through development activities including research, education, regulation and investment in the sector as well as providing direct support to farmers through loans, income stabilization and insurance programs.

54	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

The community development theme includes expenses to maintain and develop engaged and vibrant communities, including financial assistance and infrastructure funding to local governments and other authorities, which in turn provide community services. Community development also includes funding directed to specific community services such as sport, culture, arts, and heritage that improve quality of life.

The economic development theme includes expenses to strengthen, expand and diversify Saskatchewan’s economy as well as to promote trade and growth in export markets. The expenses arise from activities such as research, marketing, product development, financing, financial assistance, technology and infrastructure. Economic development also includes the strategic management of Saskatchewan’s non-renewable resources to support future economic activity.

The education theme includes expenses to develop and maintain a quality prekindergarten through post-secondary education system which is designed to impart knowledge and information, including activities that support and encourage ongoing learning and the acquisition of specialized skills as well as providing supports to help students be successful.

The environment and natural resources theme includes expenses to protect and improve the quality of the environment through: the management of fish, wildlife, forests and land; recycling; and the prevention and clean-up of environmental hazards.

The financing charges theme includes expenses associated with general debt including interest, foreign exchange gains and losses, discounts and premiums, fees and commissions. It also includes financing costs related to pension and other employee future benefits liabilities, obligations under long-term financing arrangements such as public private partnerships and capital lease obligations.

The general government theme includes expenses for centralized government services including: government contributions to, and management of, employee benefit plans; property, vehicle and information technology management; the collection of government revenues; the formation of budgetary policy; the preparation and audit of the Government’s public accounts; and the constitutional, political and law enactment aspect of the Government.

The health theme includes expenses to support, maintain and restore the physical and mental health of Saskatchewan residents. Health expense primarily includes: the delivery of health services through acute, emergency, rehabilitative, long-term, community-based, and home-based care; cancer prevention, diagnosis and treatment programs; the prevention and control of infectious diseases; the subsidization of prescription drugs; and the education and promotion of healthy lifestyles.

The protection of persons and property theme includes expenses to promote and ensure the security, safety and protection of residents and property which is mainly achieved through a fair justice system, policing programs and supervision and rehabilitation services for offenders. Protection of persons and property also includes: services that promote, support and enforce safe work practices and employment standards; provincial emergency management through 911 services, public safety, disaster assistance and wildfire management; and victims’ services.

The social services and assistance theme includes expenses to provide financial assistance and services to individuals and families in need because of poverty, abuse, neglect and disability. This includes income support programs, accessible and safe housing, child protection services, adoption services and providing life’s needs to persons with intellectual disabilities.

The transportation theme includes expenses for the development, construction and maintenance of an integrated provincial transportation system using highways, rural roads, bridges, ferry crossings, airstrips and communication networks.

Schedule 19 identifies the entities included in each theme.

New conceptual framework and reporting model not yet in effect

The Public Sector Accounting Board has issued a new conceptual framework and reporting model that will be effective for public sector entities on April 1, 2026. A conceptual framework is a coherent set of interrelated concepts underlying accounting and financial reporting standards. It prescribes the nature, function and limits of financial accounting and reporting. A reporting model establishes guidance on the presentation of general purpose financial statements.

The Government plans to adopt both the conceptual framework and reporting model on their effective date and is currently analyzing the impact this will have on these financial statements.

Government of Saskatchewan Public Accounts 2023-24	55

Summary Financial Statements

Notes to the Financial Statements

2. Fair Value of Financial Instruments

Financial instruments are contracts that give rise to financial assets of one entity and financial liabilities or equity instruments of another entity and are measured at fair value or cost/amortized cost.

The determination of fair value requires judgment and is based on market information where available and appropriate. Fair value measurements are categorized, based on the nature of the inputs used, into one of three levels within a fair value hierarchy as follows:

Level 1	-	determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	-	determined using quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3	-	determined using inputs for the asset or liability that are supported by little or no observable market data.

For financial instruments measured at cost or amortized cost, transaction costs are a component of the cost of the financial instruments and gains and losses are recognized in the Statement of Operations. For financial instruments measured using amortized cost, the effective interest rate method is used to determine interest revenues or expenses.

Foreign currency transactions are translated at the exchange rate in effect at the transaction date. Financial assets and liabilities denominated in a foreign currency are translated into Canadian dollars at the exchange rate in effect at March 31.

The fair value hierarchy for financial instruments is as follows:

(thousands of dollars)	2024				2023
	Level 1	Level 2	Level 3	Total	Total
Portfolio investments
Equities	172,076	—	—	172,076	141,950
Pooled investment funds	12,883	189,929	—	202,812	201,717
Derivative assets	—	75,496	—	75,496	57,482
Derivative liabilities	—	(62,002)	—	(62,002)	(90,114)

Total	184,959	203,423	—	388,382	311,035

56	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

3. Measurement Uncertainty

The use of estimates and assumptions is integral in determining amounts to be recognized and disclosed in financial statements. Uncertainty that exists when there is another reasonably possible amount is known as measurement uncertainty. While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists in the following recorded amounts:

(thousands of dollars)	2024	2023
		(Restated)
Pension liabilities1a	6,154,128	6,230,381
Individual and corporation income taxation revenue1b	5,810,951	5,140,057
Insurance claim obligations1a	4,732,075	4,750,831
Canada Health and Social Transfer revenue1c	1,957,765	1,879,158
Investments1d	1,711,708	1,490,063
Environmental obligations1e	1,153,337	1,062,245
Oil and natural gas non-renewable resource revenue1f	981,147	1,129,378
Potash non-renewable resource revenue1g	754,903	2,403,921
Resource surcharge revenue1h	516,854	902,145
Output-Based Performance Standards revenue1a	458,916	29,125
Agricultural income stability program obligations1a	272,313	83,125
Provincial Disaster Assistance program receivable1i	168,694	150,550
Unbilled utility receivable1j	146,061	154,800

[1]	Uncertainty exists in the valuation of these amounts because:
[a]	actual experience may differ from actuarial or historical estimations;
[b]	final assessments may differ from initial economic estimates;
[c]	changes may occur in economic and demographic conditions in the Province and the country;
[d]	certain investments held by government business enterprises have no active market (level 3 of the fair value hierarchy);
[e]	the existence and extent of contamination and the timing and cost of remediation cannot be reliably estimated in all cases;
[f]	price and production sensitivities in the royalty revenue structures may exist;
[g]	actual operating profits may differ from initial estimates:
[h]	final valuation of resource sales may differ from initial estimates;
[i]	actual settlement payments may differ from initial estimates; and
[j]	actual usage may differ from estimated usage.

4. Risk Management of Financial Instruments

The Government, collectively through its government service organizations and government business enterprises, has exposure to the following risks related to its financial instruments: interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk. The Government has risk management strategies in place to mitigate these risks.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market interest rates.

The Government manages this risk on its investments by setting asset mix guidelines that limit the extent to which interest rates impact the market value of the Government’s fixed income investments, such as bonds and debentures. It is estimated that a one per cent change in interest rates would impact the Government’s operating results by $206 million (2023 - $145 million).

The Government manages this risk on its debt by issuing securities at predominantly fixed rates of interest rather than at floating rates of interest. Floating-rate debt primarily refers to floating-rate debentures, short-term promissory notes and fixed-rate debt maturing within one year. The Government seeks opportunities to effectively convert floating-rate debt into fixed-rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $38 million (2023 - $192 million). At March 31, 2024, 91.4 per cent (2023 - 92.3 per cent) of the Government’s gross debt effectively carries a rate of interest that is fixed for greater than a one-year period.

Government of Saskatchewan Public Accounts 2023-24	57

Summary Financial Statements

Notes to the Financial Statements

4. Risk Management of Financial Instruments (continued)

Public debt includes floating-rate debt of $2.77 billion (2023 - $2.35 billion). A one percentage point change to interest rates would impact the operating results by $28 million (2023 - $24 million).

Foreign exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with a change in the value of the Canadian dollar relative to other currencies. The Government is primarily exposed to foreign exchange risk on its investments and general debt.

The Government manages this risk on its investments by defining maximum limits on exchange rate sensitive assets, such as foreign equities, in investment portfolios. It is estimated that a ten per cent change in the Canadian dollar relative to other currencies would impact the Government’s operating results by $209 million (2023 - $203 million).

The Government manages this risk on its debt by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt is issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross-currency swaps. At March 31, 2024, 100.0 per cent (2023 - 100.0 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.

The following foreign denominated items are hedged to Canadian dollars using cross-currency swaps:

•	debentures of 1.00 billion (2023 - 1.00 billion) U.S. dollars fully hedged to $1.27 billion (2023 - $1.27 billion) Canadian;

•	debentures of 235 million (2023 - 235 million) Euros fully hedged to $354 million (2023 - $354 million) Canadian; and

•	debentures totaling 100 million (2023 - 100 million) Swiss francs fully hedged to $138 million (2023 - $138 million) Canadian.

In total, the Government has cross-currency swaps on a notional value of debt of $1.76 billion (2023 - $1.76 billion). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market prices.

The Government’s risk, resulting from its investments’ exposure to changes in equity prices, is managed by having geographically and industry diverse investment portfolios. In addition, the Government limits its investment concentration in any one investee or related group of investees to ten per cent of the investee’s share capital and ten per cent of the Government’s investment portfolio.

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Government is primarily exposed to credit risk on its cash, receivables, investments and derivative financial instruments. The Government’s carrying amounts for these financial assets best represent its maximum exposure to credit risk.

For cash and investments, the Government manages this risk by dealing solely with reputable financial institutions, and through an investment policy that limits investments to high credit quality (minimum rating is BBB for bonds and debentures and R-1 for short-term investments) as well as limits the maximum exposure with respect to any one issuer.

For receivables, the Government reviews balances and aging information to determine if a valuation allowance is necessary. The Government’s exposure to credit risk on accounts receivables is disclosed in schedule 1.

For derivative financial instrument contracts, the Government manages this risk by dealing solely with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2024, 100.0 per cent (2023 - 100.0 per cent) of the notional value of the Government’s derivative financial instrument contracts is held by counterparties with an S&P Global Rating’s credit rating of A or better.

Liquidity risk is the risk that the Government will encounter difficulty in meeting obligations associated with financial liabilities. The Government is exposed to liquidity risk on its accounts payable and accrued liabilities, pension liabilities, general debt, obligations under long-term financing arrangements and other liabilities. The Government manages its overall liquidity risk by managing cash resources which is achieved by monitoring actual and forecasted cash flows from operating, investing and financing activities.

The Government manages this risk on its debt by distributing debt maturities over many years, maintaining sinking funds in which the investment maturities approximate that of the underlying long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity. Schedule 9 provides a summary of contractual maturities for general debt.

Expected contractual maturities related to other financial liabilities are disclosed elsewhere in the statements (schedules 6, 10 and 11).

58	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits

The Government sponsors several defined benefit pension plans and a defined contribution pension plan. The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years’ highest salary, multiplied by the years of service to a maximum of 35 years. Employees contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially. When a valuation is not done in the current fiscal year an actuary extrapolates the most recent valuation. Valuations and extrapolations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values based on the actual market values and for certain plan assets averaged over up to a five-year period.

Joint defined benefit plans are governed by formal agreements between the joint sponsors (i.e., participating employers and plan members) establishing that the joint sponsors have shared control over the plan. Funding contributions and significant risks of the plan are shared on an equitable basis between the joint sponsors. Accordingly, the Government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreements. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values by averaging the difference between the net investment income on a market-value basis and the expected investment income, based on expected rate of return on plan assets, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government provides contributions at specified rates for employee current service.

Pension plan assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate, pooled investment funds and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan, and the Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No.13 (PPNTE). Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match employee current service contributions for all plans except the PSSP, Judges and PPNTE. Funding contributions are required for the PPNTE. Separate pension plan assets are maintained for TSP, Judges and PPNTE. For the other plans, employee contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Saskatchewan Health Authority and certain other Government health entities. The Government participating employers contribute to the plan at the ratio of 1.12 to 1 of employee contributions and any actuarially determined deficiency is the responsibility of participating employers and employees at the same ratio. The Government portion of employer contributions represents approximately 98 per cent of total participating employer contributions to the plan.

Government of Saskatchewan Public Accounts 2023-24	59

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2024							2023
	TSP	PSSP		Others		SHEPP	Total	Total
Plan status	Closed	Closed		Closed	[1]	Open	n/a	n/a
Employee contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-8.05	[2]	8.10-10.70	n/a	n/a
Number of active employees	24	8		1,113		40,610	41,755	40,146
Average age of active employees (years)	67.1	67.3		47.9		43.3	43.5	43.6
Number of former employees entitled to deferred pension benefits	4,344	—		199		2,512	7,055	6,961
Number of superannuates and surviving spouses	10,153	3,996		648		22,096	36,893	36,661
Actuarial valuation date	June 30/21	Dec.31/23		Various		Dec. 31/22	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	2.75	n/a		3.00-3.25		2.75	n/a	n/a
Expected rate of return on plan assets (percentage)	4.10	n/a		5.30-5.75		6.70	n/a	n/a
Discount rate (percentage)	3.10	3.10		2.80-6.60		6.70	n/a	n/a
Inflation rate (percentage)	2.00	2.00		2.00-2.25		2.00	n/a	n/a
Expected average remaining service life (years)	0.20	n/a		9.00-12.00		13.10	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	80	70		Various		Ad hoc	n/a	n/a

[1]	Judges and PPNTE are open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

Defined contribution plans

The Government sponsors the Public Employees Pension Plan (PEPP). The Government provides contributions to the plan at specified rates for employee current service. The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP) which is sponsored by the Saskatchewan Teachers’ Federation, as well as the Municipal Employees’ Pension Plan (MEPP) and the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The Government’s share of contributions to the defined contribution plans is fully funded.

Information on the defined contribution plans of government service organizations is as follows:

	2024						2023
	PEPP		STRP [1]	MEPP [2]	RCESP [3]	Total	Total
	Government
	Sponsored
Plan status	Open		Open	Open	Open	n/a	n/a
Employee contribution rate (percentage of salary)	4.50-9.00	[4]	9.50-11.70	9.00	8.80-13.10	n/a	n/a
Government contribution rate (percentage of salary)	5.00-11.50	[4]	7.25-9.25	9.00	9.80-14.60	n/a	n/a
Government service organization participation
Number of active employees	20,546		15,666	10,744	2,396	49,352	48,109
Employee contributions (thousands of dollars)	101,990		120,657	28,273	11,002	261,922	255,675
Government contributions (thousands of dollars)	119,845		92,180	28,261	12,017	252,303	246,770

[1]

Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.

[2]

Certain employees of Boards of Education and Regional Colleges participate in the MEPP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employers and employees. At December 31, 2023, audited financial statements for the MEPP reported an accrued benefit obligation of $2.42 billion (2022 - $2.22 billion) and plan assets at market value of $3.58 billion (2022 - $3.24 billion). The market value of plan assets is $3.73 billion at March 31, 2024.

[3]

Certain employees of the Saskatchewan Health Authority and a Board of Education participate in the RCESP, a multi-employer defined benefit plan. Amended provisions effective January 1, 2016 require the actuarially determined deficiency as at December 31, 2014 to be amortized over a period of no more than 20 years. The pre-amendment deficiency will be funded through participating employer and employee contributions at a rate of 60 per cent and 40 per cent respectively and any future deficits funded on a 50:50 basis. At December 31, 2023, audited financial statements for the RCESP reported an accrued benefit obligation of $1.63 billion (2022 - $1.67 billion) and plan assets at market value of $1.79 billion (2022 - $1.73 billion). The market value of plan assets is $1.81 billion at March 31, 2024.

[4]	Contribution rate varies based on employee group.

60	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Pension expense

The total pension expense of government service organizations includes the following:

(thousands of dollars)	2024	2023
Defined benefit plans
Current period benefit cost	19,858	20,618
Amortization of estimation adjustments	229,001	(98,287)
Employee contributions	(4,447)	(4,485)
Change in valuation allowance	(1,996)	(577)
Pension interest cost (schedule 16)	175,437	179,976

Pension expense, defined benefit plans	417,853	97,245
Other plans
Pension expense, joint defined benefit plan	200,474	190,832
Pension expense, defined contribution plans	252,303	246,770

Total Pension Expense (schedule 17)	870,630	534,847

Government business enterprises

Defined benefit plans

There are additional pension plans which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan and the Liquor Board Superannuation Plan.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2024				2023
	SaskPower	SaskTel	Others	Total	Total
Plan status	Closed	Closed	Closed	n/a	n/a
Number of active employees	1	5	1	7	10
Number of former employees, superannuates and surviving spouses	1,447	1,696	202	3,345	3,447
Government contributions (thousands of dollars)	—	—	3,270	3,270	2,314
Benefits paid (thousands of dollars)	58,660	61,560	5,276	125,496	125,160
Actuarial valuation date	Sept. 30/22	Mar. 31/23	Various	n/a	n/a
Long-term assumptions used
Discount rate (percentage)	4.85	4.80	4.80-4.90	n/a	n/a
Inflation rate (percentage)	2.00	2.25	2.00	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	70	100	Various	n/a	n/a

Government of Saskatchewan Public Accounts 2023-24	61

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Based on the latest actuarial valuation with extrapolations to the government business enterprises’ year ends, the present value of the accrued benefit obligation and the fair value of plan assets are shown in the table below:

(thousands of dollars)	2024				2023
	SaskPower	SaskTel	Others	Total	Total
Accrued benefit obligation	645,882	749,558	55,203	1,450,643	1,539,348
Fair value of plan assets	626,996	860,503	31,890	1,519,389	1,545,260

Plan Deficit (Surplus)	18,886	(110,945)	23,313	(68,746)	(5,912)
Valuation allowance	—	110,945	2,889	113,834	117,296

Pension Liabilities	18,886	—	26,202	45,088	111,384

Defined contribution plan

Information on government business enterprises’ participation in PEPP is as follows:

	2024	2023
Plan status	Open	Open
Employee contribution rate (percentage of salary) [1]	4.45-8.60	4.45-8.60
Government contribution rate (percentage of salary) [1]	5.50-11.00	5.50-11.00
Government business enterprise participation
Number of active employees	12,840	12,460
Government contributions (thousands of dollars)	81,387	78,139

[1]	Contribution rate varies based on employee group.

Pension expense

Pension expense for government business enterprises is included in net income from government business enterprises. The total pension expense of government business enterprises includes the following:

(thousands of dollars)	2024	2023
Defined benefit plans	(1,051)	2,164
Defined contribution plan	81,387	78,139

Total Pension Expense	80,336	80,303

Net Pension Gain Included in Other Comprehensive Income	(61,975)	(4,484)

62	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

6. Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2024	2023
Pension plans and annuity funds	19,252,535	17,881,600
Employee benefit plans	691,660	672,929
Public Guardian and Trustee of Saskatchewan	319,395	291,885
Other	42,652	46,098

Total Trust Fund Assets[1]	20,306,242	18,892,512

[1]	Amounts are based on the latest available financial statements of the funds closest to March 31, 2024.

7. Contractual Rights and Obligations

Contractual Rights

The Government has the following contractual rights reported by the year the amounts are expected to be recognized:

(thousands of dollars)	2024							2023
	2025	2026	2027	2028	2029	Thereafter	Total	Total
								(Restated)
Government Service Organizations
Transfers from the federal government
Operating[1]	698,127	707,305	254,860	208,639	44,188	49,749	1,962,868	1,683,958
Capital	246,966	163,620	183,043	117,884	20,278	22,698	754,489	774,093
Other own-source revenue
Fees
Real property sales and leases	61,690	19,746	15,372	12,353	11,836	101,599	222,596	232,321
Other fees	42,971	38,976	37,391	36,297	35,711	39,905	231,251	64,689
Miscellaneous	504	504	504	504	—	—	2,018	—

Total Government Service Organizations	1,050,258	930,151	491,170	375,677	112,013	213,951	3,173,222	2,755,061

Government Business Enterprises
Utility sector	321,504	192,364	201,788	48,717	16,800	—	781,173	482,349
Liquor and gaming sector[2]	104,200	111,258	115,751	120,106	120,106	—	571,421	646,040

Total Government Business Enterprises	425,704	303,622	317,539	168,823	136,906	—	1,352,594	1,128,389

Total Contractual Rights[3]	1,475,962	1,233,773	808,709	544,500	248,919	213,951	4,525,816	3,883,450

[1]	The contractual rights for federal operating transfer agreements with no expiration date include estimated revenue for up to 10 contract years. Contractual rights beyond this could be significant.

[2]

A gaming agreement has an expiration date that extends to 2037; however, amounts for contractual rights beyond 2029 are not included. The contractual rights beyond 2029 for this agreement could be significant.

[3]

The Government has contractual rights that could be significant, but are not included in the table above, as the expected revenues cannot be reasonably estimated. These rights include: Sustainable Canadian Agricultural Partnership, for which transfers from the federal government are based on crop yields each year; private reinsurance agreements, for which insurance recovery revenue arises from catastrophic events (e.g., severe weather); and forest management agreements, for which licensees pay fees based on the cubic meters harvested.

Government of Saskatchewan Public Accounts 2023-24	63

Summary Financial Statements

Notes to the Financial Statements

7. Contractual Rights and Obligations (continued)

Contractual Obligations

The Government has the following contractual obligations reported by the year the amounts are expected to be recognized:

(thousands of dollars)	2024							2023
	2025	2026	2027	2028	2029	Thereafter	Total	Total
								(Restated)
Government Service Organizations
Transfers
Policing	247,768	254,869	260,669	246,477	250,970	791,186	2,051,939	2,248,270
Social supports and services	404,539	262,928	105,046	—	—	—	772,513	721,102
Health and medical services and supports	169,636	120,341	84,786	83,782	73,439	—	531,984	484,296
Gaming	77,740	104,280	106,523	108,893	111,407	—	508,843	504,462
Capital	268,196	95,812	44,035	23,554	6,233	—	437,830	459,253
Post secondary education	416,459	1,681	1,906	1,944	—	—	421,990	822,126
Beverage container collection and recycling	36,334	36,929	37,510	38,123	—	—	148,896	37,584
Research and development	29,140	31,057	23,080	15,272	1,180	12,584	112,313	61,658
Other	87,655	55,284	36,417	11,805	4,631	2,756	198,548	132,927
Construction and acquisition of tangible capital assets	1,081,936	357,411	234,966	195,859	929	589	1,871,690	713,767
Operation, maintenance and life cycle rehabilitation payments under P3s	26,501	27,646	30,585	34,804	42,813	958,308	1,120,657	1,122,194
Service agreements
Computer	239,650	133,149	80,260	49,318	21,146	30,514	554,037	471,143
Transportation	43,771	43,474	32,427	26,113	14,076	2,156	162,017	116,287
Emergency communications	16,286	16,324	16,514	17,043	3,032	—	69,199	64,788
Other	49,425	22,959	15,295	6,592	3,655	47,675	145,601	123,218
Operating lease agreements	95,742	71,537	51,771	40,738	61,894	94,954	416,636	416,287
Other	61,066	4,432	4,432	4,432	4,432	6,743	85,537	80,833

Total Government Service Organizations[1]	3,351,844	1,640,113	1,166,222	904,749	599,837	1,947,465	9,610,230	8,580,195

Government Business Enterprises
Forward purchase contracts
Power	435,980	430,293	460,159	475,115	471,865	7,468,397	9,741,809	11,277,908
Natural gas	210,674	176,435	150,749	121,394	120,319	181,280	960,851	861,062
Coal	153,422	76,422	77,926	78,964	61,232	—	447,966	723,261
Construction, acquisition and maintenance of capital assets	2,518,063	456,055	305,724	252,805	166,618	519,546	4,218,811	3,434,356
Service agreements	185,447	48,879	23,844	12,825	3,524	—	274,519	209,838
Other	8,257	3,147	3,100	2,021	29	301	16,855	20,712

Total Government Business Enterprises	3,511,843	1,191,231	1,021,502	943,124	823,587	8,169,524	15,660,811	16,527,137

Total Contractual Obligations	6,863,687	2,831,344	2,187,724	1,847,873	1,423,424	10,116,989	25,271,041	25,107,332

[1]	Contractual obligations for government service organizations by theme are as follows:

	2024	2023
Protection of persons and property	2,251,475	2,412,309
General government	1,758,556	902,039
Health	1,249,718	1,040,396
Education	1,061,633	1,305,435
Transportation	1,030,288	904,622
Community development	966,208	969,323
Social services and assistance	815,322	787,189
Environment and natural resources	209,080	72,921
Agriculture	191,197	100,673
Economic development	76,753	85,288

Total Government Service Organizations	9,610,230	8,580,195

64	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Notes to the Financial Statements

8. Contingencies

Contingent Assets

The Government has instituted claims against tobacco and opioid manufacturers for the recovery of health care benefits paid as a result of tobacco and opioid consumption and opioid marketing. The amount of the potential recovery cannot be estimated.

Contingent Liabilities

The Government is involved in various legal actions, the outcome of which is not determinable. Up to $590 million (2023 - $214 million) may be paid depending on the outcome of lawsuits in progress which include aboriginal land claims, claims for damages to persons and property and disputes over taxes and funding.

The Government also has up to $5 million (2023 - $5 million) in other contingent liabilities that are dependent on environmental remediation and guaranteed debt repayments.

9. New Accounting Standards

During 2023-24, the Government adopted PS 3400 Revenue, establishing guidance on the recognition, measurement, presentation and disclosure of revenue. As a result, the Government no longer records unearned revenue from motor vehicle licensing fees. The standard was accounted for prospectively, resulting in the recognition of $71 million in fees revenue in 2023-24 that was previously recorded as unearned revenue.

Additionally, the following other accounting policies were adopted, resulting in a net decrease to the accumulated operating deficit, beginning of year of $173 million.

The Government adopted PS 3160 Public Private Partnerships, establishing guidance on the recognition, measurement and disclosure of public private partnership (P3) arrangements. As a result, the discount rate used to measure P3 assets and liabilities was changed from the Government’s cost of borrowing to the weighted average cost of capital specific to each P3 arrangement. The standard was accounted for retroactively without restatement of prior periods, resulting in an increase to the accumulated operating deficit, beginning of year of $33 million. This also resulted in decreases to tangible capital assets of $295 million and obligations under long-term financing arrangements of $262 million.

Government business enterprises, as required by International Financial Reporting Standards (IFRS), adopted IFRS 17 Insurance Contracts, which requires a revised method of measuring insurance contract liabilities. The standard was accounted for retroactively without restatement of prior periods, resulting in a $206 million decrease to the accumulated operating deficit, beginning of year and a corresponding increase to the investment in government business enterprises. The information below summarizes the impact of the IFRS 17 adoption on the prior year financial results of government business enterprises and is provided to allow for comparison to 2023-24:

(thousands of dollars)	2023
	As Reported	Adjustments	Adjusted
	(Schedule 3)	for IFRS 17	Total
Assets	28,379,943	(530,378)	27,849,565
Liabilities	21,135,489	(736,774)	20,398,715

Net Assets	7,244,454	206,396	7,450,850

Revenue	9,759,738	68,133	9,827,871
Expense	9,487,877	(337,240)	9,150,637

Income (loss) from operations	271,861	405,373	677,234
Unusual items	(21,615)	—	(21,615)

Net Income from Government Business Enterprises	250,246	405,373	655,619
Retained earnings (loss), beginning of year	6,523,897	(198,977)	6,324,920
Dividends to government entities	(629,462)	—	(629,462)

Retained earnings, end of year	6,144,681	206,396	6,351,077

Accumulated other comprehensive income (loss), beginning of year	212,320	—	212,320
Other comprehensive income (loss)	(56,478)	—	(56,478)

Accumulated other comprehensive income (loss), end of year	155,842	—	155,842

Equity advances from government entities	943,931	—	943,931

Investment in Government Business Enterprises	7,244,454	206,396	7,450,850

Government of Saskatchewan Public Accounts 2023-24	65

Summary Financial Statements

Notes to the Financial Statements

9. New Accounting Standards (continued)

During 2022-23, the Government adopted PS 3450 Financial Instruments, PS 2601 Foreign Currency Translation, PS 1201 Financial Statement Presentation, PS 3041 Portfolio Investments and PS 3280 Asset Retirement Obligations. These new and amended standards were accounted for retroactively without restatement of prior periods and resulted in an increase to the accumulated operating deficit, beginning of year of $519 million, and the initial reporting of accumulated remeasurement gains of $362 million.

10. Small Modular Reactor Investment Fund

The Small Modular Reactor Investment Fund (SMRIF) is a segregated fund designed to support the future development of a small modular nuclear reactor. The SMRIF, as part of the General Revenue Fund, consists of revenue from the electricity sector net of any Clean Electricity Transition Grants (CETG). Investment income earned is retained in the SMRIF.

(thousands of dollars)	2024
Actual
Electricity sector revenue
Output-Based Performance Standards	337,853

Electricity sector revenue attributable to SMRIF	337,853

Small Modular Reactor Investment Fund
SMRIF, beginning of year	—
Electricity sector revenue attributable to SMRIF	337,853

SMRIF, end of year [1]	337,853

[1]	Closing balance is included in accounts receivable.

11. Comparative Figures

Certain 2023 comparative figures are reclassified to conform with the current year’s presentation.

66	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Accounts Receivable	Schedule 1
As at March 31, 2024
(thousands of dollars)

	2024	2023
Taxation1a	636,348	637,753
Non-renewable resources1b	279,200	407,905
Other own-source1b	1,544,854	962,067
Transfers from the federal government1c	956,402	405,529

Total Accounts Receivable	3,416,804	2,413,254
Provision for loss	(245,131)	(220,276)

Accounts Receivable	3,171,673	2,192,978

[1]	The Government’s exposure to credit risk related to accounts receivable is as follows:
[a]	Taxation receivables are largely based on estimates and collectability is assessed based on several factors including historical experience.
[b]	The age of a receivable is an indicator of its collectability. The aging of these receivables is as follows:

	0-30 days	31-60 days	61-90 days	over 90 days	Total
Non-renewable resources	255,467	464	521	22,748	279,200
Other own-source [i]	657,562	30,035	63,825	338,273	1,089,695

[i]	Excludes receivables related to unbilled Output-Based Performance Standards revenue of $455 million, which is largely based on estimates.

[c]	The Government is not exposed to significant risk on its transfers receivable from the federal government.

Loans Receivable	Schedule 2
As at March 31, 2024
(thousands of dollars)

	2024	2023
Loans to government business enterprises[1]	923,565	634,181
Student loans[2]	507,537	446,960
Other[3]	3,529	2,908

Total Loans Receivable	1,434,631	1,084,049
Provision for loss	(108,632)	(89,626)

Loans Receivable	1,325,999	994,423

[1]

The Government has $975 million (2023 - $675 million) in loans receivable from government business enterprises repayable over 3 to 19 years and bearing interest between 3.4 and 5.2 per cent (2023 - 3.9 and 5.2 per cent). The loans are recorded net of $51 million (2023 - $41 million) for the government business enterprises’ equity in sinking funds administered by the Government.

[2]

Student loans are interest free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Government and range between 7.0 and 7.9 per cent (2023 - 6.0 and 6.9 per cent). Student grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The Government approves applications for both provincial and federal loans. External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

A loss provision of $108 million (2023 - $89 million) is recorded on these loans.

[3]

Other consists of numerous loans at various interest rates and maturities. Security on other loans varies and may include promissory notes, mortgages on real property, security agreements or guarantees. A loss provision of $1 million (2023 - $1 million) is recorded on these loans.

Government of Saskatchewan Public Accounts 2023-24	67

Summary Financial Statements

Investment in Government Business Enterprises

As at March 31, 2024

(thousands of dollars)

	Utility
					Sask Gov’t
	SaskEnergy	SaskPower	SaskTel	SaskWater	Insurance
Assets
Cash and cash equivalents	20,485	374,012	(2,469)	3,321	55,849
Accounts receivable	184,813	469,401	223,970	7,099	94,343
Inventories	28,016	361,691	51,147	858	—
Sinking fund investments	178,933	799,709	136,192	16,765	—
Other investments[4]	—	—	—	—	1,609,569
Capital assets	3,165,144	11,587,222	2,388,500	424,902	26,744
Intangible assets	45,251	82,202	386,372	—	4,925
Other assets	11,250	70,154	234,509	1,428	29,098

Total Assets[5]	3,633,892	13,744,391	3,418,221	454,373	1,820,528

Liabilities
Accounts payable and accrued liabilities	142,335	950,866	176,068	5,920	62,555
Dividends payable to government entities	5,991	5,130	10,165	1,114	—
Gross debt	2,012,213	8,557,302	1,791,891	112,033	—
Insurance contract liabilities	—	—	—	—	1,079,051
Other liabilities[8]	227,399	1,278,359	136,168	251,986	18,182

Total Liabilities[5]	2,387,938	10,791,657	2,114,292	371,053	1,159,788

Net Assets	1,245,954	2,952,734	1,303,929	83,320	660,740

Revenue
Operating	929,463	3,378,877	1,359,546	69,577	1,348,606
Investment income[6]	—	6,252	6,372	207	114,768

Total Revenue[5]	929,463	3,385,129	1,365,918	69,784	1,463,374

Expense
Operating	836,907	2,796,939	1,223,589	58,308	114,661
Insurance service	—	—	—	—	1,269,777
Financing Charges[6]	70,963	403,591	45,122	2,758	790

Total Expense[5]	907,870	3,200,530	1,268,711	61,066	1,385,228

Income (loss) from operations	21,593	184,599	97,207	8,718	78,146
Unusual items	(530)	—	—	—	—

Net Income from Government Business Enterprises	21,063	184,599	97,207	8,718	78,146
Retained earnings (loss), beginning of year	1,236,637	2,070,692	921,742	71,200	477,879
Adjustment to retained earnings (loss)[7]	—	—	—	—	28,413
Dividends to government entities	(20,638)	(18,460)	(38,883)	(4,359)	—

Retained earnings, end of year	1,237,062	2,236,831	980,066	75,559	584,438

Accumulated other comprehensive income (loss), beginning of year	(11,966)	77,888	92,423	(1,026)	(3,852)
Adjustment to accumulated other comprehensive income (loss)	—	—	—	—	—
Other comprehensive income (loss)	(673)	45,015	(5,560)	87	154

Accumulated other comprehensive income (loss), end of year	(12,639)	122,903	86,863	(939)	(3,698)

Equity advances from government entities	21,531	593,000	237,000	8,700	80,000

Investment in Government Business Enterprises	1,245,954	2,952,734	1,303,929	83,320	660,740

[1]	Net assets are: [a] held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose; [b] maintained in an injury fund and cannot be used for any other purpose.

[2]	Effective June 1, 2023, Saskatchewan Gaming Corporation became a wholly owned subsidiary of Lotteries and Gaming Saskatchewan Corporation.

[3]	Adjustments primarily include:

•	the elimination of unrealized inter-entity gains and losses; and

•	the operations of the Saskatchewan Gaming Corporation prior to June 1, 2023.

[4]

Includes bonds and debentures of $2.79 billion (2023 - $2.72 billion) that bear interest at rates up to 6.5 per cent (2023 - up to 6.5 per cent) and have maturity dates up to 53.5 years (2023 - up to 54.5 years).

[5]

Total assets include $1.39 billion (2023 - $1.16 billion) due from or invested in public sector entities (entities); total liabilities include $12.88 billion (2023 - $11.91 billion) in gross debt owing to entities and $783 million (2023 - $410 million) in accounts payable or services due to entities; total revenue includes $496 million (2023 - $500 million) from entities; and total expense includes $1.28 billion (2023 - $944 million) paid and owing to entities.

[6]	Financing charges is reported net of sinking fund earnings. Financing charges in the amount of $401 million (2023 - $377 million) was paid and owing to entities.

[7]	Certain government business enterprises adopted IFRS 17 which requires significant changes to the accounting for insurance and reinsurance contracts (note 9).

68	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Schedule 3

						2024	2023
Insurance & Financing			Liquor & Gaming
Sask Auto	Workers’	Municipal	Liquor & Gaming	Lotteries &
Fund1a	Comp.1b	Financing Corp.	Authority	Gaming Sask[2]	Adjustments[2] [3]	Total	Total
53,565	160,089	6,811	33,619	52,767	—	758,049	429,409
34,519	5,291	5,252	46,050	91,496	—	1,162,234	1,623,212
5,638	—	—	17,343	98	—	464,791	403,773
—	—	19,772	—	—	—	1,151,371	1,023,054
3,105,240	2,125,924	317,683	—	14,522	—	7,172,938	6,960,345
41,489	18,647	—	25,236	165,989	(11,665)	17,832,208	16,985,156
22,049	1,555	—	5,925	—	—	548,279	550,826
11,472	2,354	—	2,431	1,094	—	363,790	404,168

3,273,972	2,313,860	349,518	130,604	325,966	(11,665)	29,453,660	28,379,943

57,110	13,998	1,556	31,403	73,955	—	1,515,766	1,389,835
—	—	—	50,110	53,530	—	126,040	166,642
—	—	328,656	—	78,079	—	12,880,174	11,918,723
2,291,972	1,810,294	—	—	—	—	5,181,317	5,558,218
—	15,084	—	49,091	3,999	(91,033)	1,889,235	2,102,071

2,349,082	1,839,376	330,212	130,604	209,563	(91,033)	21,592,532	21,135,489

924,890	474,484	19,306	—	116,403	79,368	7,861,128	7,244,454

1,226,946	337,580	—	650,222	600,133	73,253	9,974,203	9,668,233
183,452	172,550	11,021	—	2,557	—	497,179	91,505

1,410,398	510,130	11,021	650,222	602,690	73,253	10,471,382	9,759,738

230,935	54,582	50	378,662	407,917	20,680	6,123,230	6,296,063
1,249,732	424,078	—	—	—	—	2,943,587	2,670,014
—	134	10,571	2,406	3,625	57	540,017	521,800

1,480,667	478,794	10,621	381,068	411,542	20,737	9,606,834	9,487,877

(70,269)	31,336	400	269,154	191,148	52,516	864,548	271,861
—	—	—	37,405	—	—	36,875	(21,615)

(70,269)	31,336	400	306,559	191,148	52,516	901,423	250,246
780,500	479,824	19,455	(2,300)	—	89,052	6,144,681	6,523,897
214,659	(36,676)	—	(2,171)	61,090	(58,919)	206,396	—
—	—	—	(307,573)	(135,835)	(3,281)	(529,029)	(629,462)

924,890	474,484	19,855	(5,485)	116,403	79,368	6,723,471	6,144,681

—	—	(1,393)	3,768	—	—	155,842	212,320
—	—	—	2,607	—	(2,607)	—	—
—	—	844	(890)	—	2,607	41,584	(56,478)

—	—	(549)	5,485	—	—	197,426	155,842

—	—	—	—	—	—	940,231	943,931

924,890	474,484	19,306	—	116,403	79,368	7,861,128	7,244,454

[8]	Capital lease obligations, reported in other liabilities above, have the following payment schedule:

	2024	2023
2023-24	—	204,860
2024-25	198,507	193,238
2025-26	170,967	168,855
2026-27	171,590	169,746
2027-28	172,160	170,856
2028-29	173,363	—
Thereafter	844,814	1,004,465

	1,731,401	1,912,020
Less interest and executory costs	(798,843)	(926,432)

Leases[a]	932,558	985,588

[a]	Leases bear interest up to 15.8 per cent (2023 - up to 15.8 per cent) and have expiry dates up to 65.3 years (2023 - up to 66.3 years).

Government of Saskatchewan Public Accounts 2023-24	69

Summary Financial Statements

Sinking Fund Investments	Schedule 4
As at March 31, 2024
(thousands of dollars)

	2024			2023
	Sinking Fund			Sinking Fund
	Investments Held for			Investments Held for
		Government			Government
		Business			Business
		Enterprise	Sinking		Enterprise	Sinking
	General	Specific	Fund	General	Specific	Fund
	Debt	Debt	Investments	Debt	Debt	Investments
Government Service Organization Sinking Fund Investments
General Revenue Fund
Operating	877,294	—	877,294	811,760	—	811,760
Saskatchewan Capital Plan	814,610	—	814,610	632,441	—	632,441
Innovation Saskatchewan	6,514	—	6,514	6,034	—	6,034

Total Government Service Organization Sinking Fund Investments	1,698,418	—	1,698,418	1,450,235	—	1,450,235

Government Business Enterprise Sinking Fund investments[1]
Saskatchewan Power Corporation	25,573	828,275	853,848	17,650	751,761	769,411
SaskEnergy Incorporated	14,232	176,181	190,413	13,238	157,625	170,863
Saskatchewan Telecommunications Holding Corporation	507	143,289	143,796	—	120,951	120,951
Municipal Financing Corporation of Saskatchewan	11,123	9,524	20,647	9,931	8,000	17,931
Saskatchewan Water Corporation	—	17,685	17,685	—	16,610	16,610

Total Government Business Enterprise Sinking Fund Investments	51,435	1,174,954	1,226,389	40,819	1,054,947	1,095,766

Total sinking fund investments[2] [3]	1,749,853	1,174,954	2,924,807	1,491,054	1,054,947	2,546,001
Government of Saskatchewan securities held as sinking fund investments (schedule 9)	(306,774)	(205,174)	(511,948)	(285,740)	(201,873)	(487,613)

Sinking Fund Investments	1,443,079	969,780	2,412,859	1,205,314	853,074	2,058,388

[1]

Schedule 3 provides information on Government Business Enterprises (GBEs) as presented in their audited financial statements closest to March 31, 2024. The sinking fund investments reported above are $75 million (2023 - $73 million) higher than the sinking fund investments reported on Schedule 3 mainly to conform to Canadian public sector accounting standards.

70	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Sinking Fund Investments (continued)	Schedule 4

[2]	Sinking fund investment transactions during the year are as follows:

	2023	2024
	Sinking				Sinking
	Fund				Fund
	Investments	Contributions[a]	Earnings[b]	Redemptions[c]	Investments
Sinking fund investments held for:
General debt	1,491,054	240,100	29,179	(10,480)	1,749,853
GBE specific debt	1,054,947	101,863	19,780	(1,636)	1,174,954

Total Sinking Fund Investments	2,546,001	341,963	48,959	(12,116)	2,924,807

[a]

Annual contributions, established by Order in Council, are typically set at a minimum of either one or two per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification are as follows:

	2025	2026	2027	2028	2029	Thereafter	Total
Sinking fund investments held for:
General debt	260,576	266,376	266,376	250,626	238,676	3,304,370	4,587,000
GBE specific debt	100,470	100,390	98,123	97,854	97,282	1,600,260	2,094,379

Total Sinking Fund Investment Contributions	361,046	366,766	364,499	348,480	335,958	4,904,630	6,681,379

[b]	Sinking fund investment earnings include losses on investment sales of $38 million (2023 - $31 million).
[c]	Redemptions are based on the market value of the sinking fund units at the date of redemption.
[3]	Sinking fund investments are as follows:

	2024	2023
Long-term investments[a] in securities of:
Governments of other provinces (coupon interest range 0.0 to 5.9 per cent; maturing in 0.4 to 29.5 years)	1,360,946	1,289,137
Government of Canada (coupon interest range 0.3 to 4.5 per cent; maturing in 0.2 to 30.0 years)	959,454	685,882
Government of Saskatchewan (coupon interest range 2.2 to 6.4 per cent; maturing in 0.2 to 30.0 years)	511,948	487,613
Cash, cash equivalents and accrued interest	92,459	83,369

Total Sinking Fund Investments	2,924,807	2,546,001

[a]	The average yield to maturity on long-term investments at March 31, 2024 is 3.4 per cent (2023 - 2.7 per cent).

Government of Saskatchewan Public Accounts 2023-24	71

Summary Financial Statements

Portfolio Investments	Schedule 5
As at March 31, 2024
(thousands of dollars)

	2024	2023
Bonds and debentures[1]	408,765	717,254
Pooled investment funds	202,812	201,717
Equities	172,076	141,950
Other[2]	249,508	455,834

Total Portfolio Investments	1,033,161	1,516,755
Government of Saskatchewan securities held as investments (schedule 9)	(157,362)	(60,725)

Portfolio Investments	875,799	1,456,030

[1]	Bonds and debentures held by the Government have a market value of $408 million (2023 - $707 million) and include securities of:

	2024	2023
Government of Saskatchewan (coupon interest range 0.8 to 3.2 per cent; maturing in 0.2 to 1.4 years)	157,362	60,725
Governments of other provinces (coupon interest range 1.6 to 5.1 per cent; maturing in 0.1 to 31.9 years)	121,397	265,579
Corporations (coupon interest range 1.1 to 7.1 per cent; maturing in 0.4 to 31.8 years)	65,417	71,979
Government of Canada (coupon interest range 0.3 to 5.0 per cent; maturing in 0.1 to 30.9 years)	58,278	313,647
Other (coupon interest range 0.5 to 5.4 per cent; maturing in 0.3 to 28.9 years)	6,311	5,324

Total Bonds and Debentures	408,765	717,254

[2]	Includes fixed-rate securities of $241 million (2023 - $450 million) with a market value of $242 million (2023 - $451 million).

72	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Accounts Payable and Accrued Liabilities	Schedule 6
As at March 31, 2024
(thousands of dollars)

	2024	2023
Transfers[1] 6c	1,090,794	663,404
Salaries and benefits[2] 6a	1,067,582	971,150
Supplier payments6b	471,818	378,649
Contaminated sites[3] 6c	333,390	236,869
Asset retirement obligations[4] 6c	329,059	321,035
Financing charges6b	181,157	165,571
Federal government repayments[5] 6c	142,762	305,070
Treaty land entitlement claims6c	86,012	84,900
Other6c	493,965	341,236

Total Accounts Payable and Accrued Liabilities	4,196,539	3,467,884

[1]	Includes transfers to the federal government of $176 million (2023 - $166 million) and capital transfers of $150 million (2023 - $118 million).
[2]	Includes accruals for other employee future benefits of $459 million (2023 - $436 million) mainly for accumulated sick leave, long-term disability and life insurance benefits.
[3]	Includes remediation for:

Abandoned mines

The Government is responsible for remediation of certain abandoned uranium and precious and base metal mines on Crown land, where the companies that caused the contamination no longer exist. The contaminated sites liabilities include $117 million (2023 - $42 million) for the remediation of uranium mines. These sites have building debris, radioactive tailings, acidic water conditions and elevated radiation in exposed waste rock. The contaminated sites liabilities also include $61 million (2023 - $38 million) related to precious and base metal mines, which have several contaminants in soil, sediment and surface water from waste rock, tailings and concentrates.

Soil contamination

The Government is responsible for remediation of soil contamination of $100 million (2023 - $98 million), primarily related to the storage of road salt, asphalt and fuel inventories.

Industrial operations

The Government has provided a $55 million (2023 - $59 million) indemnity for environmental liabilities related to the industrial operations of a chemical plant and pulp mill site. These sites have excessive mercury levels in the soil and excessive contaminants in a landfill waste area, respectively.

[4]

The government has legal obligations for the removal of asbestos from certain buildings at an estimated cost of $316 million (2023 - $313 million), the disposal of certain equipment at an estimated cost of $8 million (2023 - $8 million) and the decommissioning of landfills at an estimated cost of $5 million (2023 - nil).

[5]	Includes amounts repayable for income taxes and Equalization transfers.

[6]	The Government’s exposure to liquidity risk related to accounts payable and accrued liabilities is as follows:

[a]

Except for employee future benefit accruals, the liabilities for salaries and benefits are generally payable within one year. The liabilities for employee future benefits are generally long-term in nature and the associated repayment terms are not reliably estimated.

[b]	The liabilities for supplier payments and financing charges are generally payable within one year.

[c]	Estimated payment terms for certain liabilities are as follows:

	2025	2026	2027	2028	2029	Thereafter[i]	Total
Transfers	873,462	68,076	6,405	11,273	1,348	130,230	1,090,794
Contaminated sites	80,723	32,060	7,942	6,104	3,974	202,587	333,390
Asset retirement obligations	35	677	687	1,306	3,574	322,780	329,059
Federal government repayments	13,289	129,473	—	—	—	—	142,762
Treaty land entitlement claims	18,071	—	—	—	—	67,941	86,012
Other	409,212	8,440	253	186	3,114	72,760	493,965

[i]	Amounts for which no specific repayment terms exist are classified as thereafter.

Government of Saskatchewan Public Accounts 2023-24	73

Summary Financial Statements

Unearned Revenue	Schedule 7
As at March 31, 2024
(thousands of dollars)

	2024	2023
Own-source[1]	308,343	214,771
Transfers from the federal government[2]	74,483	77,401

Total Unearned Revenue	382,826	292,172

[1]

Includes $140 million (2023 – nil) for registry access fees. With the adoption of PS 3400 in the current year (note 9), deferred motor vehicle licensing fees are no longer recorded as unearned revenue (2023 - $71 million).

[2]	Includes $68 million (2023 - $72 million) for early learning and childcare.

74	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Pension Liabilities	Schedule 8
As at March 31, 2024
(thousands of dollars)

	2024				2023
	TSP	PSSP	Others	Total	Total
Accrued benefit obligation, beginning of year	4,813,948	1,435,059	470,679	6,719,686	6,715,807
Current period benefit cost	479	—	19,379	19,858	20,618
Interest cost	133,727	41,642	19,678	195,047	198,905
Actuarial losses (gains)	72,523	(6,001)	(18,202)	48,320	236,028
Benefit payments	(325,140)	(109,082)	(22,461)	(456,683)	(451,672)

Accrued Benefit Obligation, End of Year	4,695,537	1,361,618	469,073	6,526,228	6,719,686

Plan assets, beginning of year	164,349	—	209,150	373,499	395,229
Employer contributions	301,788	109,074	16,948	427,810	412,097
Employee contributions	33	—	4,414	4,447	4,485
Return on plan assets[1]	9,991	8	9,611	19,610	18,929
Actuarial gains (losses)	491	—	2,026	2,517	(5,569)
Benefit payments	(325,140)	(109,082)	(22,461)	(456,683)	(451,672)

Plan Assets, End of Year[2]	151,512	—	219,688	371,200	373,499

	4,544,025	1,361,618	249,385	6,155,028	6,346,187
Unamortized estimation adjustment (losses) gains[3]	(72,032)	6,001	13,859	(52,172)	(235,370)
Joint defined benefit plan (SHEPP) net asset[1] [4]	n/a	n/a	(1,831,014)	(1,831,014)	(1,573,382)
Valuation allowance[5]	—	—	1,837,198	1,837,198	1,581,562

Total Pension Liabilities[6]	4,471,993	1,367,619	269,428	6,109,040	6,118,997

[1]	The actual rate of return on plan assets is 6.9 per cent (2023 - negative 0.4 per cent) for the TSP and 8.3 per cent (2022 - negative 3.7 per cent) for the SHEPP.
[2]	The market value of plan investments is $370 million at March 31, 2024 (2023 - $367 million) for the defined benefit plans.
[3]

Unamortized estimation adjustments are amortized to pension expense over the expected average remaining service life of the related employee group at the time the estimation adjustments arose and commence in the year following the adjustment as follows: in the year following for the TSP and the PSSP and up to 13.1 years for the SHEPP and the other plans.

[4]	At December 31, the SHEPP reported the following:

	2023	2022
Accrued benefit obligation	8,152,500	7,885,600
Plan assets at market-related values	10,191,735	9,582,904
Unamortized estimation adjustment gains	208,221	123,922
Government portion of employer contributions	200,474	190,832
Member contributions	183,169	175,655
Benefit payments	455,300	453,600
Market value of plan investments	9,977,184	9,277,607

The market value of SHEPP’s investments is $10.18 billion at March 31, 2024.

[5]

The valuation allowance includes $1.83 billion (2022 - $1.57 billion) for the SHEPP which reduces the Government portion of the SHEPP pension asset to nil as plan assets and surpluses are restricted for member benefits.

[6]

The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2024 for the defined benefit plans and December 31, 2023 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A decrease or increase in the discount rate would impact as follows:

			(Decrease) Increase
		Rate Change	in Pension Liability
TSP	Increase in discount rate	0.1 per cent	(47,907)
	Decrease in discount rate	0.1 per cent	48,728
PSSP	Increase in discount rate	0.1 per cent	(11,301)
	Decrease in discount rate	0.1 per cent	12,137

			Decrease (Increase)
		Rate Change	in Pension Asset
SHEPP	Increase in discount rate	1.0 per cent	(872,318)
	Decrease in discount rate	1.0 per cent	1,076,130

Government of Saskatchewan Public Accounts 2023-24	75

Summary Financial Statements

Public Debt	Schedule 9
As at March 31, 2024
(thousands of dollars)

	2024			2023
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific		General	Specific
	Debt[1] [2]	Debt	Total	Debt[1] [2]	Debt	Total
Government Service Organization Debt
General Revenue Fund
Operating	7,463,811	—	7,463,811	8,451,900	—	8,451,900
Saskatchewan Capital Plan[3]	11,491,080	—	11,491,080	9,771,080	—	9,771,080
Boards of Education	118,510	—	118,510	130,235	—	130,235
Innovation Saskatchewan	52,155	—	52,155	52,890	—	52,890
Saskatchewan Health Authority	46,745	—	46,745	52,502	—	52,502
Global Transportation Hub Authority	19,000	—	19,000	22,000	—	22,000
Water Security Agency	4,746	—	4,746	9,165	—	9,165
Health Sector Affiliates	4,351	—	4,351	5,662	—	5,662
Other	3,342	—	3,342	5,415	—	5,415

Government Service Organization Debt	19,203,740	—	19,203,740	18,500,849	—	18,500,849

Government Business Enterprise Debt[4]
Saskatchewan Power Corporation	750,000	7,905,079	8,655,079	450,000	7,490,328	7,940,328
SaskEnergy Incorporated	75,000	1,930,383	2,005,383	75,000	1,871,439	1,946,439
Saskatchewan Telecommunications
Holding Corporation	50,000	1,739,758	1,789,758	50,000	1,576,672	1,626,672
Municipal Financing Corporation of Saskatchewan	100,000	244,209	344,209	100,000	188,149	288,149
Saskatchewan Water Corporation	—	111,805	111,805	—	95,891	95,891
Lotteries and Gaming Saskatchewan Corporation	—	77,059	77,059	—	—	—
Liquor and Gaming Authority	—	—	—	—	84,004	84,004

Government Business Enterprise Debt	975,000	12,008,293	12,983,293	675,000	11,306,483	11,981,483

Gross debt[5] [6]	20,178,740	12,008,293	32,187,033	19,175,849	11,306,483	30,482,332
Government of Saskatchewan securities held as investments[1]	(464,136)	(205,174)	(669,310)	(402,551)	(201,873)	(604,424)
Accumulated foreign exchange remeasurement[7]	91,401	—	91,401	84,651	—	84,651

Public Debt	19,806,005	11,803,119	31,609,124	18,857,949	11,104,610	29,962,559

[1]

General debt, presented on the Statement of Financial Position, is net of Government of Saskatchewan securities held as investments, consisting of $307 million in sinking fund investments (2023 - $286 million), $157 million in portfolio investments (2023 - $61 million) and nil in cash and cash equivalents (2023 - $56 million). Government Business Enterprise (GBE) specific debt is presented on a gross basis in schedule 3.

[2]	General debt includes $11 million (2023 - $18 million) secured primarily by assets with a carrying value of $54 million (2023 - $79 million).
[3]	General Revenue Fund - Saskatchewan Capital Plan consists of amounts borrowed by the General Revenue Fund to finance investment in capital assets as presented in the Saskatchewan Provincial Budget.
[4]

GBE debt includes both general debt and GBE specific debt. General debt of GBEs represents amounts transferred from the General Revenue Fund and recorded as loans receivable (schedule 2). GBE specific debt represents debt issued by, or specifically on behalf of, GBEs.

Schedule 3 provides information on GBEs as presented in their audited financial statements closest to March 31, 2024. The gross debt reported above is $103 million higher (2023 - $63 million higher) than the gross debt reported on schedule 3, mainly to conform to Canadian public sector accounting standards and for transactions occurring from the audited financial statements to March 31, 2024.

[5]

The average effective interest rate on gross debt is 3.3 per cent (2023 - 3.2 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 14.5 years (2023 - 14.5 years).

76	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Schedule 9

Public Debt (continued)

[6]	The payment schedule for gross debt is as follows:

	2024	2023
Year of Maturity
Short-term promissory notes	1,417,810	1,419,634
2023-24	—	950,378
2024-25	1,369,588	1,318,603
2025-26	1,446,739	1,447,180
2026-27	1,618,130	1,616,231
2027-28	2,284,974	2,282,974
2028-29	1,725,988	—
6-10 years	5,894,471	5,728,698
Thereafter	16,429,333	15,718,634

Gross debt [a]	32,187,033	30,482,332

[a]

Gross debt includes Canada Pension Plan debentures of $554 million (2023 - $594 million). These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

[7]

Debt denominated in foreign currencies has been remeasured by $91 million (2023 - $84 million) using the exchange rates in effect at March 31, 2024. The current year unrealized loss of $7 million (2023 - gain of $125 million) is presented on the Statement of Accumulated Remeasurement Gains and Losses.

Government of Saskatchewan Public Accounts 2023-24	77

Summary Financial Statements

Obligations Under Long-Term Financing Arrangements	Schedule 10
As at March 31, 2024
(thousands of dollars)

	Contract End	Discount
	Date	Rate[1]	2024	2023
Regina Bypass	October 2049	5.30%	616,895	800,379
Elementary Schools	June 2047	4.70%	208,980	254,077
Saskatchewan Hospital North Battleford	May 2048	4.75%	178,232	213,197
Swift Current Long-Term Care Facility	April 2046	5.44%	84,935	105,470
Regina General Hospital Parkade	November 2054	5.65%	10,301	—

Total Obligations Under Long-Term Financing Arrangements[1]			1,099,343	1,373,123

The payment schedule for public private partnership (P3) financing is as follows:

	2024				2023
	Contractual Obligation
	Obligation[2]	Future Construction & Acquisition of Tangible Capital Assets[3]	Future Operation, Maintenance & Life Cycle Rehabilitation[4]	Total	Total
2023-24	—	—	—	—	103,565
2024-25	88,141	12,374	26,501	127,016	104,224
2025-26	77,840	827	27,646	106,313	104,766
2026-27	77,840	827	30,585	109,252	107,708
2027-28	77,840	827	34,804	113,471	111,843
2028-29	77,840	827	42,813	121,480	—
Thereafter	1,539,144	21,218	958,308	2,518,670	2,584,325

	1,938,645	36,900	1,120,657	3,096,202	3,116,431
Less interest costs	(839,302)	(12,866)	—	(852,168)	(621,114)

Total	1,099,343	24,034	1,120,657	2,244,034	2,495,317

[1]	In 2023-24 PS 3160 was adopted (note 9), resulting in a change to discount rates and a decrease to the opening obligations under long-term financing arrangements of $262 million.
[2]	Represents the liability recorded for the capital portion of the project (as reported above).
[3]	Construction relates to the Regina General Hospital Parkade and will be completed within the next year.
[4]

Represents the contractual obligation (as reported in note 7) for operation, maintenance and life cycle rehabilitation payments for the duration of the contract. Total future payments for these contractual obligations, by project, are as follows:

	2024	2023
Regina Bypass	664,093	678,975
Elementary Schools	228,676	234,669
Saskatchewan Hospital North Battleford	132,920	139,009
Swift Current Long-Term Care Facility	67,598	69,541
Regina General Hospital Parkade	27,370	—

Total	1,120,657	1,122,194

78	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Other Liabilities	Schedule 11
As at March 31, 2024
(thousands of dollars)

	2024	2023
Unamortized debt-related costs[1]	121,743	225,419
Funds held on behalf of others[2]	109,647	260,175
Capital leases[3]	35,746	35,238
Other	46,388	31,951

Total Other Liabilities	313,524	552,783

[1]	Net change is reported in operating activities on the Statement of Cash Flow in net change in non-cash operating activities (schedule 18).
[2]	Includes $38 million (2023 - $52 million) for government business enterprises.
[3]	The payment schedule for capital leases is as follows:

	2024	2023
2023-24	—	11,587
2024-25	10,837	9,138
2025-26	9,342	7,613
2026-27	8,120	6,352
2027-28	7,317	5,694
2028-29	6,720	—
Thereafter	19,291	23,965

	61,627	64,349
Less interest and executory costs	(25,881)	(29,111)

Capital Leases[a]	35,746	35,238

[a]	Capital leases bear interest at rates up to 10.5 per cent (2023 - up to 13.9 per cent) and have expiry dates up to 8.6 years (2023 - up to 9.6 years).

Government of Saskatchewan Public Accounts 2023-24	79

Summary Financial Statements

Tangible Capital Assets	Schedule 12
As at March 31, 2024
(thousands of dollars)

	2024					2023
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
Estimated useful life (in years)	2 - indefinite	5-100	2-40	2-25
Opening Net Book Value of Tangible Capital Assets	5,630,084	6,074,612	593,552	336,770	12,635,018	12,318,579
Opening cost	10,842,837	9,598,464	1,877,581	1,156,743	23,475,625	22,569,636
Adjustments[1]	(280,535)	(201,147)	4,271	157,072	(320,339)	268,989
Acquisitions	560,838	443,754	125,522	152,266	1,282,380	999,469
Write-downs	(4,803)	(2,436)	(1,968)	(3,881)	(13,088)	(2,999)
Disposals	(30,266)	(101,121)	(33,682)	(59,944)	(225,013)	(359,470)

Closing Cost [2] [3]	11,088,071	9,737,514	1,971,724	1,402,256	24,199,565	23,475,625

Opening accumulated amortization	5,212,753	3,523,852	1,284,029	819,973	10,840,607	10,251,057
Adjustments[1]	(13,811)	(10,479)	(561)	66	(24,785)	247,780
Annual amortization	264,154	280,863	105,073	63,010	713,100	684,401
Write-downs	(4,075)	—	(1,884)	(3,868)	(9,827)	(2,129)
Disposals	(19,964)	(100,979)	(29,980)	(46,521)	(197,444)	(340,502)

Closing Accumulated Amortization	5,439,057	3,693,257	1,356,677	832,660	11,321,651	10,840,607

Closing Net Book Value of Tangible Capital Assets[4]	5,649,014	6,044,257	615,047	569,596	12,877,914	12,635,018

Tangible capital assets (TCAs) exclude capital assets recognized by government business enterprises (schedule 3).

[1]	Primarily includes an adjustment for the adoption of PS 3160 (note 9) and reclassifications between categories (2023 - primarily for initial recognition of asset retirement costs).
[2]	Includes work in progress of $948 million (2023 - $628 million).
[3]	Includes the Government’s $30 million (2023 - $30 million) share in the North Central Shared Facility partnership.
[4]	Includes TCAs acquired under public private partnerships (P3 TCAs); TCAs with asset retirement obligations (ARO TCAs); and leased TCAs. These are as follows:

	2024					2023
	Land,	Roads,		Office
	Buildings &	Bridges &	Transportation	Equipment &
	Improve-	Water	& Operating	Information
	ments	Management	Equipment	Technology	Total	Total
						(Restated)
P3 TCAs
Closing cost	863,976	1,371,509	—	—	2,235,485	2,541,795
Closing accumulated amortization	106,870	92,425	—	—	199,295	184,955

Closing Net Book Value (see footnote 1)	757,106	1,279,084	—	—	2,036,190	2,356,840

ARO TCAs
Closing cost	2,354,496	450	1,480	—	2,356,426	2,333,500
Closing accumulated amortization	1,942,318	437	1,284	—	1,944,039	1,906,609

Closing Net Book Value	412,178	13	196	—	412,387	426,891

Leased TCAs
Closing cost	42,459	—	22,858	45,155	110,472	116,307
Closing accumulated amortization	25,630	—	13,377	43,518	82,525	82,968

Closing Net Book Value	16,829	—	9,481	1,637	27,947	33,339

80	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Inventories Held for Consumption	Schedule 13
As at March 31, 2024
(thousands of dollars)

	2024	2023
Highway and road maintenance	120,458	105,499
Health supplies and vaccines[1]	76,351	118,636
Other[2]	62,989	54,023

Total Inventories Held for Consumption	259,798	278,158

[1]

The Government received 587 thousand (2023 - 889 thousand) COVID-19 vaccines at no cost from the federal government. Of that, 221 thousand (2023 - 269 thousand) remain in inventory at March 31. Due to confidentiality, the price-per-dose of vaccines was not shared. As a result, neither these vaccines nor any related revenue are recorded in these financial statements as the fair value cannot be reasonably determined.

[2]	Mainly includes parts and supplies related to the maintenance of buildings and equipment.

Government of Saskatchewan Public Accounts 2023-24	81

Summary Financial Statements

Revenue	Schedule 14
For the Year Ended March 31, 2024
(thousands of dollars)

	2024		2023
	Budget	Actual	Actual
Own-Source
Taxation
Individual income	3,091,800	3,303,775	3,151,505
Provincial sales	2,720,300	2,894,320	2,721,906
Corporation income	1,824,900	2,507,176	1,988,552
Property	805,000	795,477	775,267
Fuel	507,800	475,340	473,594
Tobacco	150,000	144,963	164,263
Other[1]	534,000	530,463	536,708

Total Taxation	9,633,800	10,651,514	9,811,795

Non-Renewable Resources
Oil and natural gas	963,100	981,147	1,129,378
Potash	1,376,500	754,903	2,403,921
Resource surcharge	823,000	516,854	902,145
Other[2]	182,000	196,247	167,689

Total Non-Renewable Resources[3]	3,344,600	2,449,151	4,603,133

Net Income from Government Business Enterprises
(schedule 3)	529,100	901,423	250,246

Other Own-Source
Fees[4]	1,240,700	1,469,429	1,311,545
Insurance	522,600	498,138	486,775
Output-Based Performance Standards[5]	26,600	458,916	29,125
Investment	196,900	268,370	164,587
Transfers from other governments	90,300	84,675	80,708
Miscellaneous[6]	538,500	577,676	500,122

Total Other Own-Source	2,615,600	3,357,204	2,572,862

Total Own-Source	16,123,100	17,359,292	17,238,036

Transfers from the Federal Government
Canada Health Transfer	1,504,900	1,469,624	1,389,136
Canada Social Transfer	499,900	488,141	490,023
Other[7]	1,549,800	1,675,988	1,477,406

Total Transfers from the Federal Government	3,554,600	3,633,753	3,356,565

Total Revenue	19,677,700	20,993,045	20,594,601

[1]

Includes $216 million (2023 - $205 million) for insurance premiums taxation; $161 million (2023 - $185 million) for corporation capital taxation; and $100 million (2023 - $102 million) for liquor consumption taxation.

[2]	Includes $77 million (2023 - $53 million) for mineral disposition public offerings.
[3]	Includes taxes of $764 million (2023 - $2.27 billion).
[4]

Includes $356 million (2023 - $280 million) for health care; $287 million (2023 - $211 million) for motor vehicle licensing; $203 million (2023 - $171 million) for education; $111 million (2023 - $117 million) for subsidized housing rental; $92 million (2023 - $103 million) for real property sales and leases; and $48 million (2023 - $54 million) for management of fish, wildlife, forest and land.

[5]	Included in miscellaneous own-source revenue in the 2023-24 Saskatchewan Provincial Budget.
[6]

Includes $71 million (2023 - $81 million) for lottery profits; $63 million (2023 - $109 million) for donations, of which a portion represents COVID-related inventory received from the federal government at no cost; and $16 million (2023 - $18 million) for reversals of prior year expenses.

[7]

Includes $425 million (2023 - $413 million) for crop insurance; $231 million (2023 - $194 million) for early learning and child care; $231 million (2023 - $71 million) for agricultural income stability; $228 million (2023 - $178 million) for infrastructure; $126 million (2023 – nil) for improving health care; $80 million (2023 - $89 million) for labour market initiatives; $61 million (2023 - $74 million) for COVID-related health, safety and financial support measures; $37 million (2023 - $52 million) for housing; and nil (2023 - $157 million) for accelerated reclamation of inactive oil and gas wells.

82	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Expense by Object	Schedule 15
For the Year Ended March 31, 2024
(thousands of dollars)

	2024	2023
Salaries and benefits	8,189,634	7,422,332
Transfers[1]	5,838,127	5,691,672
Operating costs	5,162,609	4,340,088
Financing charges (schedule 16 )	839,596	816,252
Amortization of tangible capital assets (schedule 12 )	713,100	684,401
Other	67,774	59,120

Total Expense	20,810,840	19,013,865

[1]	Includes capital transfers of $516 million (2023 - $398 million).

Financing Charges	Schedule 16
For the Year Ended March 31, 2024
(thousands of dollars)

	2024	2023
Interest costs
General debt[1] [2]	596,787	586,095
Pension liabilities (note 5 )	175,437	179,976
Obligations under long-term financing arrangements	56,734	43,558
Other costs	10,638	6,623

Total Financing Charges	839,596	816,252

[1]

Interest on general debt is presented net of $426 million (2023 - $389 million) in interest reimbursed by government business enterprises for debt borrowed by the General Revenue Fund specifically on their behalf.

[2]	Interest on general debt includes $17 million (2023 - $10 million) in costs associated with Government of Saskatchewan securities held as investments.

Government of Saskatchewan Public Accounts 2023-24	83

Summary Financial Statements

Segmented Reporting

For the Year Ended March 31, 2024

(thousands of dollars)

	Health		Education		Agriculture		Social Services and Assistance
	2024	2023	2024	2023	2024	2023	2024	2023
Revenue
Taxation	—	—	123,716	123,761	—	—	—	—
Non-renewable resources	—	—	—	—	—	—	—	—
Net income from government business enterprises (schedule 3)	—	—	—	—	—	—	—	—
Revenue from government entities	16,863	15,406	—	—	36,440	33,076	—	—
Other own-source	469,656	410,338	378,920	296,893	481,645	468,678	120,378	122,718
Transfers from the federal government	2,189	3,251	26,940	23,717	621,856	452,844	37,082	52,037

Total Revenue (schedule 14)	488,708	428,995	529,576	444,371	1,139,941	954,598	157,460	174,755

Expense
Salaries and benefits[3]	4,204,913	3,894,496	2,512,564	2,160,498	66,947	65,729	192,293	179,391
Transfers	1,754,336	1,619,002	914,122	866,495	505,016	237,254	1,269,306	1,174,363
Operating costs	1,542,592	1,325,962	673,183	635,921	1,925,862	1,525,919	206,719	202,603
Financing charges[3] (schedule 16)	—	—	—	—	—	—	—	—
Amortization of tangible capital assets (schedule 12)	172,301	159,392	133,118	135,817	4,135	4,356	13,066	28,847
Other	21,206	11,255	23,024	8,854	1,907	1,762	8,143	6,539

Total expense by segment	7,695,348	7,010,107	4,256,011	3,807,585	2,503,867	1,835,020	1,689,527	1,591,743
Eliminations[2]	(18,597)	—	(12,685)	(15,406)	—	—	(4,422)	(4,422)

Total Expense[3] (schedule 15)	7,676,751	7,010,107	4,243,326	3,792,179	2,503,867	1,835,020	1,685,105	1,587,321

The segments are based on the major functional groupings of activities, or themes, used in the Statement of Operations, which reflects the accountability and reporting framework set out by the Government in the Saskatchewan Provincial Budget. Schedule 19 identifies the entities included in each theme.

[1]

Other includes the general government, economic development and environment and natural resources segments. Revenue of the general government segment includes all public monies paid into the General Revenue Fund as well as net income from government business enterprises, which are used to support activities across all segments.

[2]	Represents eliminations for inter-entity transactions that occur across segments.
[3]	Includes a total of $871 million (2023 - $535 million) for pension expense as follows:

	Health		Education		Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023
Salaries and benefits	222,214	208,773	333,832	34,880	139,147	111,218	695,193	354,871
Financing charges (schedule 16)	—	—	—	—	175,437	179,976	175,437	179,976

Total pension expense (note 5)	222,214	208,773	333,832	34,880	314,584	291,194	870,630	534,847

84	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Schedule 17

Protection of Persons and Property		Community Development		Transportation		Other[1]		Eliminations[2]		Total
2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023

—	—	5,034	3,483	—	—	10,522,764	9,684,551	—	—	10,651,514	9,811,795
—	—	—	—	—	—	2,449,151	4,603,133	—	—	2,449,151	4,603,133
—	—	—	—	—	—	901,423	250,246	—	—	901,423	250,246
3,006	2,722	—	—	—	—	46,415	32,509	(102,724)	(83,713)	—	—
102,701	93,675	105,134	107,234	1,760	383	1,697,010	1,072,943	—	—	3,357,204	2,572,862

4,852	5,240	1,486	4,994	—	—	2,939,348	2,814,482	—	—	3,633,753	3,356,565

110,559	101,637	111,654	115,711	1,760	383	18,556,111	18,457,864	(102,724)	(83,713)	20,993,045	20,594,601

433,436	405,149	35,487	33,905	81,838	80,021	662,156	603,143	—	—	8,189,634	7,422,332
319,316	316,473	788,821	685,214	109,558	105,420	193,976	705,465	(16,324)	(18,014)	5,838,127	5,691,672
289,678	233,907	35,222	37,851	186,579	189,339	326,451	199,195	(23,677)	(10,609)	5,162,609	4,340,088
—	—	—	—	—	—	881,120	852,050	(41,524)	(35,798)	839,596	816,252
29,452	25,398	16,995	7,995	270,431	253,173	73,602	69,423	—	—	713,100	684,401
6,173	7,698	300	415	1,749	879	7,535	21,718	(2,263)	—	67,774	59,120

1,078,055	988,625	876,825	765,380	650,155	628,832	2,144,840	2,450,994	(83,788)	(64,421)	20,810,840	19,013,865
(4,363)	—	(1,690)	(7,219)	(507)	(1,576)	(41,524)	(35,798)	83,788	64,421	—	—

1,073,692	988,625	875,135	758,161	649,648	627,256	2,103,316	2,415,196	—	—	20,810,840	19,013,865

Government of Saskatchewan Public Accounts 2023-24	85

Summary Financial Statements

Supplemental Cash Flow Information	Schedule 18
For the Year Ended March 31, 2024
(thousands of dollars)

	2024	2023
Other Non-Cash Items Included in the Operating Surplus
Amortization of tangible capital assets (schedule 12)	713,100	684,401
Write-downs of tangible capital assets (schedule 12)	3,261	870
Net gain (loss) on disposal of tangible capital assets	1,678	(28,295)
Net increase to provisions for loss on accounts receivable and loans receivable	43,861	13,891
Net gain on portfolio investments[2]	(6,707)	(2,927)
Earnings retained in sinking funds (schedule 4)	(29,179)	(2,368)

Total Other Non-Cash Items Included in the Operating Surplus	726,014	665,572

Net Change in Non-Cash Operating Activities
(Increase) decrease in accounts receivable	(1,003,550)	90,378
Decrease (increase) in other financial assets	113	(26)
Increase in accounts payable and accrued liabilities[1]	728,655	3,354
Increase (decrease) in unearned revenue	90,654	(145,231)
Decrease in pension liabilities	(9,957)	(314,852)
Decrease in unamortized debt-related costs	(103,676)	(14,977)
Decrease (increase) in inventories held for consumption	18,360	(9,539)
Increase in prepaid expenses	(4,520)	(11,916)

Net Change in Non-Cash Operating Activities	(283,921)	(402,809)

[1]	2023 excludes the adjustment to accumulated operating deficit which increased the asset retirement obligation at April 1, 2022 by $308 million and tangible capital assets by $21 million.
[2]	Includes $12 million (2023 - $11 million) net gain on sale of investments that have been reclassified from accumulated remeasurement gains.

Other Supplemental Information

	2024	2023
Cash interest paid during the year	720,641	610,492
Cash interest received during the year	182,548	103,040

86	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Government Reporting Entity	Schedule 19
For the Year Ended March 31, 2024

The government reporting entity consists of public sector entities (entities) classified as government service organizations, government business enterprises and partnerships. The listing below reports the entities under these classifications segregated by segments which are based on functional groupings of activities, or themes.

Government Service Organizations (Consolidated) and Partnerships (Proportionately Consolidated)

Agriculture

Agricultural Credit Corporation of Saskatchewan

Crop Reinsurance Fund of Saskatchewan

Ministry of Agriculture

Prairie Agricultural Machinery Institute

Prairie Diagnostic Services Inc. (partnership - organization under shared control) 1a

Saskatchewan Agricultural Stabilization Fund

Saskatchewan Crop Insurance Corporation

Community Development

Community Initiatives Fund

Government House Foundation

Ministry of Education 2b

Ministry of Government Relations 2a

Ministry of Parks, Culture and Sport 2a

Northern Municipal Trust Account 1d

Provincial Archives of Saskatchewan

Provincial Capital Commission

Saskatchewan Arts Board

Saskatchewan Centre of the Arts Fund

Saskatchewan Heritage Foundation

Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation

Saskatchewan Snowmobile Fund

Western Development Museum Fund

Economic Development 3

Creative Saskatchewan

CIC Asset Management Inc. 2a

Global Transportation Hub Authority

Innovation Saskatchewan

Ministry of Energy and Resources 2a

Ministry of Environment 2b

Ministry of Finance 2b

Ministry of Immigration and Career Training 2b

Ministry of SaskBuilds and Procurement 2b

Ministry of Trade and Export Development

Saskatchewan Health Research Foundation

Saskatchewan Indigenous Investment Finance Corporation

Saskatchewan Research Council

SaskBuilds Corporation

Tourism Saskatchewan

Education

Battlefords First Nations Joint Board of Education (partnership - organization under shared control) 1c

Boards of Education 1c

Chinook School Division No. 211

Christ the Teacher Roman Catholic Separate School Division No. 212

Conseil des écoles fransaskoises no. 310

Creighton School Division No. 111

Good Spirit School Division No. 204

Holy Family Roman Catholic Separate School Division No. 140

Holy Trinity Roman Catholic Separate School Division No. 22

Horizon School Division No. 205

Ile-a-la Crosse School Division No. 112

Light of Christ Roman Catholic Separate School Division No. 16

Living Sky School Division No. 202

Lloydminster Roman Catholic Separate School Division No. 89

Lloydminster School Division No. 99

North East School Division No. 200

Northern Lights School Division No. 113

Northwest School Division No. 203

Prairie South School Division No. 210

Prairie Spirit School Division No. 206

Prairie Valley School Division No. 208

Prince Albert Roman Catholic Separate School Division No. 6

Regina Roman Catholic Separate School Division No. 81

Regina School Division No. 4

Saskatchewan Rivers School Division No. 119

Saskatoon School Division No. 13

South East Cornerstone School Division No. 209

St. Paul’s Roman Catholic Separate School Division No. 20

Sun West School Division No. 207

Ministry of Advanced Education

Ministry of Education 2a

Ministry of Immigration and Career Training 2a

North Central Shared Facility (partnership - 72.9 per cent interest in assets and 69.7 per cent interest in operations under shared control)1c

Regional Colleges 1b

Carlton Trail College

Cumberland College 4a

Great Plains College

North West College

Northlands College

Parkland College 4a

Southeast College

Suncrest College 4a

Saskatchewan Apprenticeship and Trade Certification
Commission 1b

Saskatchewan Distance Learning Corporation 1c

Saskatchewan Polytechnic 1b

Saskatchewan Professional Teachers Regulatory Board 1c

Government of Saskatchewan Public Accounts 2023-24	87

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Education (continued)

Saskatchewan Student Aid Fund

Training Completions Fund

Environment and Natural Resources 3

Commercial Revolving Fund

CIC Asset Management Inc. 2b

Fish and Wildlife Development Fund

Forest Management Funds

Carrier Forest Management Trust Fund

Crown Agricultural Land Forest Fund

Dunkley Forest Renewal Trust

Island Forests Management Fund

L&M Forest Management Trust Fund

Meadow Lake OSB Forest Management Trust Fund

Mee-Toos Forest Management Fund Trust

Mistik Forest Management Trust

North Central Trust Fund

Park Land Forests Management Fund

Sakaw Forest Renewal Trust Fund

Weyerhaeuser Forest Renewal Trust Fund

Impacted Sites Fund

Institutional Control Monitoring and Maintenance Fund

Institutional Control Unforeseen Events Fund

Ministry of Energy and Resources 2b

Ministry of Environment 2a

Ministry of Highways 2b

Ministry of Parks, Culture and Sport 2b

Ministry of SaskBuilds and Procurement 2b

Oil and Gas Orphan Fund

Operator Certification Board

Saskatchewan Technology Fund

Water Security Agency

General Government 3

Century Plaza Condominium Corporation

Crown Investments Corporation of Saskatchewan (separate)

Extended Health Care Plan for Certain Other Employees 1d

Extended Health Care Plan for Certain Other Retired
Employees 1d

King’s Printer Revolving Fund 4b

Legislative Assembly and its Officers 2a

Ministry of Finance 2a

Ministry of Government Relations 2b

Ministry of Highways 2b

Ministry of Justice and Attorney General 2b

Ministry of Parks, Culture and Sport 2b

Ministry of SaskBuilds and Procurement 2a

Office of Executive Council

Public Employees Benefits Agency Revolving Fund

Public Employees Dental Fund 1d

Public Employees Disability Income Fund 1d

Public Employees Group Life Insurance Fund 1d

Public Service Commission

School Division Tax Loss Compensation Fund

Health

eHealth Saskatchewan

Health Quality Council

Health Sector Affiliates

All Nations’ Health Hospital Inc.

Bethany Pioneer Village Inc.

Circle Drive Special Care Home Inc.

Cupar and District Nursing Home Inc.

Duck Lake and District Nursing Home Inc.

Foyer St. Joseph Nursing Home Inc.

Jubilee Residences Inc.

Lakeview Pioneer Lodge Inc.

Lumsden & District Heritage Home Inc.

Lutheran Sunset Home of Saskatoon

Mennonite Nursing Homes Incorporated

Mont St. Joseph Home Inc.

Oliver Lodge

Providence Place for Holistic Health Inc.

Radville Marian Health Centre Inc.

Raymore Community Health and Social Centre

Salvation Army - William Booth Special Care Home

Santa Maria Senior Citizens Home Inc.

Saskatoon Convalescent Home

Sherbrooke Community Society Inc.

Société Joseph Breton Inc.

Spruce Manor Special Care Home Incorporated

St. Ann’s Senior Citizens Village Corporation

St. Anthony’s Hospital

St. Joseph’s Hospital (Grey Nuns) of Gravelbourg

St. Joseph’s Hospital of Estevan

St. Joseph’s Integrated Health Centre of Macklin Inc.

St. Paul Lutheran Home of Melville

St. Peter’s Hospital, Melville

Strasbourg and District Health Centre Corp.

Sunnyside Adventist Care Centre

The Border-Line Housing Company (1975) Inc.

The Qu’Appelle Diocesan Housing Company

The Regina Lutheran Housing Corporation

Ukrainian Sisters of St. Joseph of Saskatoon

Warman Mennonite Special Care Home Inc.

Health Shared Services Saskatchewan 4c

Ministry of Health

Saskatchewan Association of Health Organizations Inc.

Saskatchewan Cancer Agency

Saskatchewan Health Authority

Saskatchewan Healthcare Recruitment Agency

Saskatchewan Impaired Driver Treatment Centre Board of Governors

88	Government of Saskatchewan Public Accounts 2023-24

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Protection of Persons and Property

Correctional Facilities Industries Revolving Fund

Criminal Property Forfeiture Fund

Financial and Consumer Affairs Authority of Saskatchewan

Firearms Secretariat

Integrated Justice Services

Law Reform Commission of Saskatchewan

Legislative Assembly and its Officers 2b

Ministry of Corrections, Policing and Public Safety

Ministry of Government Relations 2b

Ministry of Justice and Attorney General 2a

Ministry of Labour Relations and Workplace Safety

Saskatchewan Public Safety Agency

Sask911 Account 4d

Victims’ Fund

Social Services and Assistance

Ministry of Government Relations 2b

Ministry of Parks, Culture and Sport 2b

Ministry of Social Services

Saskatchewan Housing Corporation 1d

Saskatchewan Legal Aid Commission

Transportation

Ministry of Government Relations 2b

Ministry of Highways 2a

Transportation Partnerships Fund

Government Business Enterprises (Modified Equity)

Utility 3

Saskatchewan Power Corporation

Saskatchewan Telecommunications Holding Corporation

Saskatchewan Water Corporation

SaskEnergy Incorporated

Insurance & Financing 3

Municipal Financing Corporation of Saskatchewan 1d

Saskatchewan Auto Fund

Saskatchewan Government Insurance

Workers’ Compensation Board 1d

Liquor & Gaming 3

Liquor and Gaming Authority

Lotteries and Gaming Saskatchewan Corporation 4e

Saskatchewan Gaming Corporation 4f

[1]	The year-ends of certain entities differ from March 31, 2024: [a] April 30, 2023; [b] June 30, 2023; [c] August 31, 2023; [d] December 31, 2023.
[2]	Activities are allocated across more than one theme: [a] primary activity; [b] secondary activity.
[3]	Included in Other for segment disclosure (schedule 17).
[4]	During 2023-24 the following changes were made to the Government reporting entity:
[a]	Cumberland and Parkland Colleges amalgamated to become Suncrest College.

[b]	Entity’s name changed from Queen’s Printer Revolving Fund.

[c]	Entity no longer a subsidiary of the Saskatchewan Health Authority.

[d]	Entity’s operations wound up into the Saskatchewan Public Safety Agency.

[e]	Entity established.

[f]	Entity became a subsidiary of Lotteries and Gaming Saskatchewan Corporation.

Government of Saskatchewan Public Accounts 2023-24	89

Glossary of Terms

Glossary of Terms

Accumulated (Deficit) Surplus: A measure that represents a government’s net economic resources. It is the difference between total assets and liabilities and is comprised of all the past operating surpluses (deficits) and remeasurement gains (losses).

Accumulated Operating (Deficit) Surplus: The accumulation of all past operating surpluses or deficits plus any adjustments that were charged directly to the accumulated deficit.

Accumulated Remeasurement Gains and Losses: The accumulation of all past unrealized remeasurement gains and losses.

Amortization: A systematic process of allocating an amount to revenue or expense over a period of time. Capital assets are amortized to expense over their expected remaining economic life. Actuarial gains and losses, such as those experienced by pension plans, are also amortized.

Amortized Cost: The initial cost of a security adjusted for the cumulative amortization of any purchase premium or discount, less any principal repayments.

Asset Retirement Obligation: A legal obligation associated with the retirement of a tangible capital asset.

Canada Health Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of health care.

Canada Social Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of post-secondary education, social services and assistance, early childhood development, early learning and childcare.

Capital Asset: An asset with physical substance held by the Government that has an economic life extending beyond one year, to be used on a continuing basis and is not for sale in the ordinary course of operations.

Capital Transfer: A grant provided to a third party, such as a university or municipality, to acquire or develop capital assets.

Consolidation: The method used to account for government service organizations (GSOs) in the Summary Financial Statements (SFS) in which the accounts of GSOs are adjusted to the basis of accounting described in note 1 of the SFS and then combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Contaminated site: A site at which substances occur in concentrations that exceed the maximum acceptable amounts under an environmental standard.

Contingency: A possible right to economic resources, or an obligation that may result in future sacrifice of economic benefits, arising from existing conditions or situations involving uncertainty.

Contractual Obligation: An obligation to others that will become a liability in the future when the terms of contracts or agreements are met.

Contractual Right: A right to economic resources that will result in both an asset and revenue in the future when the terms of contracts or agreements are met.

Debenture: A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date. It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt: An obligation incurred through the issuance of debt instruments. Terms used when describing debt include:

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Public debt is gross debt net of the Government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars.

General debt is public debt net of loans to Crown corporations for GBE specific debt.

Government business enterprise (GBE) specific debt is debt issued by GBEs or debt issued by the General Revenue Fund (GRF) specifically on behalf of a GBE where the government expects to realize the receivable from the GBE and settle the external debt simultaneously.

90	Government of Saskatchewan Public Accounts 2023-24

Glossary of Terms

Guaranteed debt is a specific type of contingent liability, representing the debt of others that the Government has agreed to repay if others default.

Derivative: A contract in which the value is based on the performance of an underlying financial asset, index or other investment. It does not require an initial investment and is settled at a future date.

Financial Asset: An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

Financial Instrument: Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financing Charges: Costs associated with general debt, pension liabilities, obligations under long-term financing arrangements such as public private partnerships, and capital lease obligations. Financing charges include interest, foreign exchange gains and losses, discounts, fees and commissions.

Fixed Rate: An interest rate that remains fixed either for an entire term or part of a term.

Floating Rate: An interest rate that changes on a periodic basis.

General Revenue Fund (GRF): The primary operational account for the Government through which all provincial monies under the direct authority of the Legislative Assembly are collected and disbursed.

Government Business Enterprise (GBE): An entity that is controlled by the Government, is self-sufficient and has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity. GBEs are recorded in the SFS using the modified equity method.

Government Reporting Entity: A set of entities that are either controlled by the Government (government service organizations and government business enterprises) or subject to shared control (partnerships). Trusts administered by the Government are excluded from the government reporting entity.

Government Service Organization (GSO): An entity that is controlled by the Government, except those designated as GBEs. GSOs are consolidated in the SFS.

Gross Domestic Product (GDP): The standard measure of the overall size of an economy, the value of all goods and services produced during a given period.

Hedge: A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes. This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity: The method used to account for GBEs in the SFS. The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings (losses) and other net equity changes of the GBE.

Net Debt: A measure that represents the future revenue required to fund past transactions or events. It is the difference between liabilities and financial assets.

Net Realizable Value: The selling price of an asset less any costs incurred to make the sale.

Non-Financial Asset: An asset that will be used up when providing future services and is not normally used to discharge existing liabilities.

Operating Surplus (Deficit): A measure that represents the overall change in financial position for the period being reported on, excluding remeasurement gains and losses. It is the amount by which revenue exceeds expense (expense exceeds revenue) for a fiscal period.

Other Comprehensive Income (Loss) (OCI): OCI includes certain unrealized gains and losses of GBEs that are excluded from the deficit or surplus but recognized as a change in net debt and accumulated remeasurement gains and losses during the period.

Government of Saskatchewan Public Accounts 2023-24	91

Glossary of Terms

Partnership: A contractual arrangement between the Government and one or more partners outside the government reporting entity where the partners share, on an equitable basis, the risks and benefits of the arrangement. Partnerships are proportionately consolidated in the SFS.

Pension Liability: An actuarial estimate of discounted future payments to be made to retirees under the Government’s pension plans, net of plan assets.

Premium/Discount: The amount by which the selling price of a security is greater or less than its par or face value.

Present Value: The current value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Proportionate Consolidation: The method used to account for partnerships in the SFS in which the accounts of partnerships are adjusted to the basis of accounting described in note 1 of the SFS and then the Government’s proportionate share are combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Public Private Partnership (P3): A long-term contractual arrangement between the Government and a private sector contractor to deliver public infrastructure. Under such contractual arrangements, a private contractor: provides some or all of the financing for the project; designs and builds the project, often providing operations and maintenance for the project; and receives payments over an extended period of time. The liabilities arising from P3 arrangements are classified in the SFS as obligations under long-term financing arrangements.

Realized gain (loss): A gain (loss) realized when a financial instrument is settled at a price higher (lower) than its book value plus selling costs.

Related Party: A related party exists when one party has the ability to exercise control or shared control over the other. Two or more parties are related when they are subject to common control or shared control. Related parties also include key management personnel, their close family members and organizations controlled by, or under shared control of, any of these individuals.

Remeasurement gain (loss): A change in the reported value of a financial instrument due to fair value measurement or change in exchange rates. This change is not realized in the operating deficit or surplus until a financial instrument is settled.

Remediation: The improvement of a contaminated site to prevent, minimize or mitigate damage to human health or the environment.

Restructuring Transaction: A transfer of an integrated set of assets and/or liabilities, together with related program or operating responsibilities without consideration based primarily on the fair value of the individual assets and liabilities transferred.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the SFS identify the resources allocated to support the major activities of a government.

Sinking fund investment: An investment held for the repayment of debt.

Subsidiary: An organization that is wholly-owned or controlled by another organization.

Summary Financial Statements (SFS): The statements prepared to account for the full nature and extent of the financial activities of the Government.

Transfer: A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid, as would be expected in a loan; or expect a financial return, as would be expected in an investment.

92	Government of Saskatchewan Public Accounts 2023-24